UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One StarPoint

Stamford, CT 06902

March 18, 2014

Dear Stockholder:

We cordially invite you to attend our 2014 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on May 1, 2014, at 10:00 a.m., local time, at the W Washington, D.C., located at 515 15th Street NW, Washington, D.C. 20004.

At the Annual Meeting, you will be asked to (i) elect eleven director nominees to serve on our board of directors until the 2015 Annual Meeting of Stockholders, (ii) approve, on a non-binding advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and (iv) act on any other matters that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

We hope you will attend the Annual Meeting, but whether or not you are planning to attend, we encourage you to vote your shares. You can vote in person at the Annual Meeting or authorize proxies to vote your shares either by telephone, electronically through the Internet, or by completing, signing and returning your proxy card by mail prior to the Annual Meeting. To ensure your vote is counted, please vote as promptly as possible.

We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Frits van Paasschen	Bruce W. Duncan
President and Chief Executive Officer	Chairman of the Board

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY MAIL, TELEPHONE OR OVER THE INTERNET.

Notice of Annual Meeting of Stockholders

May 1, 2014

10:00 a.m. local time

W Washington, D.C., located at 515 15th Street NW, Washington, D.C. 20004

ITEMS OF BUSINESS:

1.	To elect eleven directors to serve until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

2.	To consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

RECORD DATE:

Holders of record at the close of business on March 6, 2014 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

PROXY MATERIALS:

This year we will again seek to conserve natural resources and reduce costs by electronically disseminating annual meeting materials as permitted by the Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the annual meeting materials free of charge over the Internet.

By Order of the Board of Directors,

Kenneth S. Siegel

Corporate Secretary

March 18, 2014

Stamford, Connecticut

THE BOARD OF DIRECTORS URGES YOU TO VOTE IN PERSON AT THE ANNUAL MEETING

OR TO AUTHORIZE PROXIES TO VOTE YOUR SHARES BY TELEPHONE,

OVER THE INTERNET OR BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD

PRIOR TO THE ANNUAL MEETING.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement.

2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

Thursday, May 1, 2014, at 10:00 a.m. local time

Location:

W Washington, D.C., located at 515 15th Street NW, Washington, D.C. 20004

Record Date:

March 6, 2014

AGENDA AND VOTING RECOMMENDATIONS

Our Board’s Recommendation
Election of Directors (page 13)	FOR each Director Nominee
Advisory Vote to Approve Named Executive Officer Compensation (page 23)	FOR
Ratification of Auditors (page 24)	FOR

ADVANCE VOTING METHODS

Even if you plan to attend the 2014 Annual Meeting of Stockholders in person, please vote right away using one of the following advance voting methods. Make sure to have your proxy card or Notice of Meeting and Internet Availability of Proxy Materials in hand and follow the instructions.

You can vote in advance in one of the following ways:

•	VIA THE INTERNET: Visit the website listed on your proxy card or Notice.

•	BY TELEPHONE: Call the telephone number on your proxy card or follow the instructions on the Notice.

•	BY MAIL: Follow the instructions on the Notice to request a paper copy of the materials, which will include a proxy card that you mark, sign, date and mail in the provided postage-paid envelope.

CORPORATE GOVERNANCE HIGHLIGHTS (page 11)

For 2013, our Corporate Governance Highlights included:

•	An independent Board, with the sole exception of our President and Chief Executive Officer.

•	Four standing committees comprised solely of independent directors.

•	An independent non-executive Chairman.

•	The annual election of all directors.

•	Majority voting standard and a director resignation policy in uncontested director elections.

•	Executive sessions of independent directors held at regularly scheduled Board meetings.

•	Development of anti-pledging policy for implementation in 2014.

•	Meaningful stock ownership guidelines.

•	Board oversight of risk management.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	1

PROXY SUMMARY

DIRECTOR NOMINEES (page 13)

The following table provides summary information about each director nominee.

		Director Since			Committee Memberships(1)
Directors	Age		Primary Occupation	Independent	Audit	Capital	Comp	Gov
Frits van Paasschen	53	2007	President and CEO of Starwood	No
Adam M. Aron	59	2006	CEO of World Leisure Partners, Inc.	Yes			✓	✓
Charlene Barshefsky	63	2001	Senior International Partner at WilmerHale, LLP	Yes	✓			Chair
Thomas E. Clarke	62	2008	President, Innovation of Nike, Inc.	Yes			Chair	✓
Clayton C. Daley, Jr.	62	2008	Retired; former CFO and Vice Chair of The Procter & Gamble Company	Yes	Chair		✓
Bruce W. Duncan	62	1999	President and CEO of First Industrial Realty Trust, Inc.	Yes				✓
Lizanne Galbreath	56	2005	Managing Partner of Galbreath & Company	Yes		✓	✓	✓
Eric Hippeau	62	1999	Partner with Lerer Ventures	Yes	✓			✓
Aylwin B. Lewis	58	2013	President and CEO of Potbelly Corporation	Yes	✓	✓
Stephen R. Quazzo	54	1999	CEO of Pearlmark Real Estate Partners, L.L.C.	Yes	✓	Chair
Thomas O. Ryder	69	2001	Retired; former Chairman and CEO of The Reader’s Digest Association, Inc.	Yes		✓	✓
(1)	Full committee names are as follows:
Audit – Audit Committee
Capital – Capital Committee
Comp – Compensation and Option Committee
Gov – Corporate Governance and Nominating Committee

FINANCIAL HIGHLIGHTS (page 28)

For 2013, our Business Highlights included:

•	Grew Same-Store Worldwide Systemwide revenue per available room (or RevPAR) by 5% in constant dollars compared to 2012 and Management and Franchise Fees by over 9% compared to 2012.

•	Opened 74 new managed and franchised hotels with approximately 16,200 rooms.

•	Signed 152 new management and franchise contracts, more than any year since 2007.

•	Sold six hotels and one non-core asset for gross cash proceeds of $263 million.

•	Finished the year with 99% of the St. Regis Bal Harbour residential units sold, and, in January 2014, sold the hotel for gross cash proceeds of $213 million.

•	Returned over $570 million to stockholders through our dividend and stock repurchases of 4.9 million shares.

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PROXY SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS (page 29)

For 2013, our Named Executive Officer Executive Compensation Highlights included:

•	We generally maintained base salaries for our named executive officers at 2012 rates, except for a 1.8% increase for Mr. Rivera in light of competitive pay comparisons.

•	Our executive pay continued to be based in large part on our performance, reflected by the fact that 75% of our named executive officers’ total target annual cash incentive opportunity was tied to our 2013 financial results, and payouts for the company financial portion of the annual incentive award was 101% for 2013.

•	We commenced granting performance shares as a significant portion of our named executive officers’ long-term equity incentive pay, which performance shares will be earned based on our three-year total shareholder return relative to peers.

•	We maintained equity grant values for our named executive officers near 2012 levels, with only a 3% increase over 2012 levels.

•	Our CEO’s target total compensation continued to be largely based on variable or “at risk” elements (87% for 2013), which further aligns our CEO’s compensation interests with the investment interests of our stockholders.

•	We eliminated tax gross-ups for excise tax and perquisites in any new employment agreements.

•	We adopted a new Savings Restoration Plan that will provide participants with a 4% contribution by us on plan-qualified compensation for each plan year if such compensation is in excess of certain limitations prescribed by the Internal Revenue Code.

•	We adopted and implemented in early 2014 an Anti-Pledging Policy that was developed by our Compensation and Option Committee during 2013.

Additionally, for 2013, we engaged in (or refrained from) certain pay practices with respect to our named executive officer compensation program, which activity we believe aligns with market best practices:

What We Do

☑	Benchmark Executive Compensation Against Peer Groups

☑	Subject Incentive Awards to Clawback

☑	Provide Equity Grants That Are 50% or More Performance Based

☑	Require Double-Trigger Change in Control Provisions for Equity Awards

☑	Maintain Meaningful Stock Ownership Requirements

☑	Retain Independent Compensation Consultants

    What We Don’t Do

☒	No Dividend Equivalents on Unearned Performance Shares

☒	No Repricing Underwater Stock Options

☒	No Tax Gross-Ups for Perquisites in Any New Agreements

☒	No Pension Program

☒	No Excise Tax Gross-Ups Upon Change in Control in Any New Agreements

☒	No Pledging or Hedging of Company Stock

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	3

PROXY SUMMARY

NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY FOR 2013 (page 50)

The following is a summary of the 2013 compensation for each named executive officer. See the notes and narrative accompanying the 2013 Summary Compensation Table on page 50 of this proxy statement for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Frits van Paasschen President and Chief Executive Officer	1,250,000	—	7,056,200	—	2,528,750	78,744	10,913,694
Vasant M. Prabhu Vice Chairman and Chief Financial Officer	766,785	—	2,866,723	—	774,453	10,200	4,418,161
Sergio D. Rivera Co-President, The Americas	732,830	—	1,676,062	—	742,346	116,495	3,267,733
Kenneth S. Siegel Chief Administrative Officer, General Counsel and Secretary	638,490	—	1,949,322	—	636,814	10,200	3,234,826
Simon M. Turner President, Global Development	766,785	—	3,210,698	—	793,815	10,200	4,781,498

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PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (or Board) solicits your proxy for the 2014 Annual Meeting (or Annual Meeting) of Stockholders of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, which we refer to in this document as we, us, Starwood or the Company, to be held on May 1, 2014, at 10:00 a.m. local time, at the W Washington, D.C., located at 515 15th Street NW, Washington, D.C 20004, and at any postponement or adjournment thereof. Proxy materials or a Notice of Meeting and Internet Availability were first sent to stockholders on or about March 18, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS. THE PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 ARE AVAILABLE FREE OF CHARGE OVER THE INTERNET AT www.starwoodhotels.com/corporate/about/investor/index.html.

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include: the election of the eleven director nominees, a non-binding advisory vote to approve the compensation of our named executive officers, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and any other matters that may be properly presented at the meeting. We are not aware of any matters to be presented at the meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, or any adjournment or postponement thereof, the proxies may vote your shares pursuant to the discretionary authority granted in the proxy.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

The Securities and Exchange Commission (or SEC) has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include the Notice of Annual Meeting, 2014 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013, at www.starwoodhotels.com/corporate/about/investor/index.html. We sent a Notice of Meeting and Internet Availability of Proxy Materials (or Notice) to our stockholders of record and beneficial owners as of the close of business on March 6, 2014, directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the Internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice but would like to request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials over the Internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

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THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 1, 2014 at 10:00 a.m., local time, at the W Washington, D.C., located at 515 15th Street NW, Washington, D.C. 20004. Seating will begin at 9:00 a.m. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (203) 351-3500.

Who can attend the Annual Meeting?

Only stockholders of record at the close of business on March 6, 2014, the record date, or their duly authorized proxies, may attend the Annual Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport.

If you hold your shares in “street name” (through a broker, bank or other nominee), you will also need to bring a copy of a brokerage statement or a letter from your broker or other nominee (in a name matching your photo identification) reflecting your stock ownership as of the record date.

If you are a representative of a corporate or institutional stockholder, you must present valid photo identification, along with proof that you are a representative of such stockholder.

Please note that cameras, phones, or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum for the transaction of business at the Annual Meeting.

You are counted as present if you attend the Annual Meeting and vote in person, if you properly authorize proxies to vote your shares over the Internet or by telephone or if you properly execute and return a proxy card by mail prior to the Annual Meeting.

Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. Whether or not a quorum is present when the Annual Meeting is convened, the presiding officer may adjourn the Annual Meeting to a date not more than 120 days after March 6, 2014, the record date, without notice other than announcement at the Annual Meeting. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card may vote your shares pursuant to the discretionary authority granted in the proxy.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of record at the close of business on March 6, 2014, the record date, you are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof, on any matter that is properly presented and submitted to a vote. On March 6, 2014, there were 191,924,510 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

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THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

How do I vote my shares?

In Person. If you are a stockholder of record, you may vote in person at the Annual Meeting. If you hold shares in “street name” (through a broker, bank or other nominee), you may also vote in person at the Annual Meeting provided you have legal proxy from such broker, bank or other nominee to vote the shares held on your behalf. Please contact your broker, bank or other nominee for further information on such proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy from your broker, bank or other nominee. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that will be made available and distributed at the Annual Meeting. If you do not plan to attend the Annual Meeting or do not wish to vote in person, you may authorize proxies to vote your shares by written proxy, by telephone or over the Internet.

By Written Proxy. If you are a stockholder of record and wish to authorize proxies to vote your shares by written proxy, you may request a proxy card at any time by following the instructions on the Notice. If you hold shares in “street name,” you should receive instructions on how you may vote by written proxy from your broker, bank or other nominee.

By Telephone or Internet. If you are a stockholder of record and wish to authorize proxies to vote your shares by telephone or over the Internet, you may use the toll-free telephone number or access the electronic link to the proxy voting site by following the instructions on the Notice. If you hold shares in “street name,” you may authorize proxies to vote your shares by telephone or over the Internet if your broker, bank or other nominee makes these methods available, in which case you will receive instructions with the proxy materials.

Each share represented by a properly completed written proxy or properly authorized proxy by telephone or over the Internet will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, the shares will be voted “FOR” the election of each of the eleven nominees for director named in this proxy statement, “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, and, with respect to other matters to properly come before the meeting, pursuant to the discretionary authority granted in the proxy to the proxy holder.

How many Notices will I receive? What does it mean if I receive more than one Notice?

If you are a stockholder of record, you will receive only one Notice (or proxy card upon request) for all of the shares of common stock you hold in certificate form, book entry form and in any of our savings plans.

If you hold shares in “street name,” you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account. Please sign and return all proxy cards or voting instruction forms you receive to ensure that all of the shares you hold are voted.

What if I hold shares through the Company’s 401(k) savings plan or employee stock purchase plan?

If you participate in the Company’s Savings and Retirement Plan (or Savings Plan) or Employee Stock Purchase Plan (or ESPP), your proxy card or vote by telephone or over the Internet will serve as a voting instruction for the trustee of the Savings Plan or ESPP. Whether you authorize your vote by proxy card, telephone or over the Internet, you must transmit your vote to the transfer agent on or prior to 11:59 p.m., Eastern Time on April 28, 2014. If you participate in the Savings Plan and your vote is not received by the transfer agent by that date or if you sign and return your proxy card without specifying your voting instructions, the trustee for the Savings Plan will vote your shares in the same proportion as the other shares for which such trustee has received timely voting instructions unless contrary to the Employee Retirement Income Security Act of 1974, as amended (or ERISA). If you participate in the ESPP and your proxy card is not received by the transfer agent by that date or if you sign and return your proxy card without specifying your voting instructions, the trustee of the ESPP will not vote your shares.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	7

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

If I submit a proxy, may I later revoke it and/or change my vote?

If you are a stockholder of record or hold shares in “street name,” you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning another proxy card with a later date;

•	submitting a proxy on a later date by telephone or over the Internet (only your latest proxy will be counted); or

•	attending the meeting and voting in person if you hold your shares in your own name or, provided you have obtained a legal proxy from your broker, bank or other nominee, if you are a stockholder who holds shares in “street name.”

Are votes confidential? Who counts the votes?

The votes of all stockholders are kept confidential except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

We have retained Broadridge Financial Solutions to tabulate the votes. We have retained The Carideo Group, Inc. to act as independent inspector of the election.

How can I confirm my vote was counted?

In furtherance of our commitment to the highest standards of corporate governance practices, we are once again offering our stockholders the opportunity to confirm that their votes were cast in accordance with their instructions. We believe that a vote confirmation mechanism promotes a more fair and transparent electoral process. Beginning April 16, 2014 through July 1, 2014, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” each of the eleven director nominees;

•	“FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

8	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

What vote is needed to approve each proposal?

The election of directors requires a majority of votes cast in the election of directors at the Annual Meeting, either in person or by proxy. The eleven nominees must receive more “FOR” votes than “AGAINST” votes to be elected to serve as directors until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualify, unless the number of nominees for election at such meeting exceeds the number of directors to be elected, in which case a plurality vote standard will apply. Brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee. Instructions to “ABSTAIN” will have no effect on the result of the vote.

Adoption of a resolution approving, on a non-binding advisory basis, the compensation of our named executive officers requires a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will have no effect on the result of the vote. The Board of Directors expects to take the result of the advisory vote into consideration when making future compensation decisions.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 requires a majority of the votes cast at the Annual Meeting, either in person or by proxy. Brokers may vote uninstructed shares on this matter. Abstentions will have no effect on the result of the vote. If a majority of the votes cast are “AGAINST” ratification of the appointment of Ernst & Young LLP, the Board of Directors and the Audit Committee will reconsider the appointment.

What are broker non-votes?

If you hold shares through a broker, bank or other nominee, you may give voting instructions to such party and the broker, bank or other nominee must vote as you directed. If you do not give any instructions, the broker, bank or other nominee may vote on all routine matters, such as ratification of the appointment of an independent registered public accounting firm, at its discretion. A broker, bank or other nominee, however, may not vote uninstructed shares on non-routine matters, such as the election of directors, or an advisory vote on executive compensation, at its discretion. This is referred to as a broker non-vote.

What happens if a director nominee does not receive a “majority” of the votes cast?

Our Bylaws provide for a majority voting standard in uncontested director elections. Under the majority vote standard, in order to be elected to the Board of Directors, a director nominee must receive a greater number of votes cast “FOR” than “AGAINST.” A director nominee who receives more “AGAINST” votes than “FOR” votes is required to tender his or her resignation for consideration by the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board of Directors as to whether the Board of Directors should accept or reject such resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. The director nominee in question will not participate in the deliberation process.

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THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

When are stockholder proposals for the 2015 Annual Meeting of Stockholders due?

In order to be eligible for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders, stockholder proposals must be received no later than November 18, 2014. Stockholder proposals received after November 18, 2014 will be deemed untimely.

In order to be eligible for consideration at our 2015 Annual Meeting of Stockholders but not included in our proxy statement, stockholder proposals must be received no later than February 15, 2015 nor earlier than January 21, 2015.

All stockholder proposals must be in writing and received by the deadlines described above at our principal executive offices at Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902, Attention: Kenneth S. Siegel, Corporate Secretary. Stockholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws. If we do not receive the required information on a timely basis, the proposal may be excluded from the proxy statement and from consideration at the 2015 Annual Meeting of Stockholders.

Where can I find more information about my voting rights as a stockholder?

The SEC has an informational website that provides stockholders with general information about how to cast their vote and why voting should be an important consideration for stockholders. You may access that information at investor.gov or at sec.gov/spotlight/proxymatters.shtml.

10	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

CORPORATE GOVERNANCE

Overview

Starwood Hotels & Resorts Worldwide, Inc. is committed to maintaining the highest standards of corporate governance and ethical business conduct across all aspects of its operations and decision-making processes.

Important documents governing our corporate governance practices include our Articles of Incorporation (or Charter), Amended and Restated Bylaws (or Bylaws), Corporate Governance Guidelines, Board of Directors’ Committee Charters, Code of Business Conduct and Ethics, Finance Code of Ethics, and Corporate Opportunity and Related Person Transaction Policy. These documents can be accessed on our website at www.starwoodhotels.com and are discussed in more detail below.

Board Leadership Structure

Our board leadership structure consists of the Chief Executive Officer and President of the Company and ten outside directors, including the Chairman and four committee Chairs. The Board of Directors believes that having a separate independent director serve as Chairman promotes clear, independent board leadership and engagement. The Board of Directors also believes it is well served by having the Chief Executive Officer and President of the Company serve as a member of the Board, as the Chief Executive Officer and President of the Company has primary responsibility for managing the Company’s day-to-day operations and, consequently, a unique understanding of the Company’s business, and the hotel and leisure industry generally. Bruce Duncan currently serves as the Chairman of the Board of Directors and presides over executive sessions of non-management directors.

Board Role in Risk Oversight

The Board of Directors regularly receives reports from members of the Company’s senior management regarding any strategic, operational, financial, legal, regulatory or reputational risk that the Company may be facing. The Board of Directors then reviews management’s assessment, discusses options for mitigating any such risk with management, and directs management to manage and minimize the Company’s exposure. Management is ultimately responsible for identifying any such risk, and for developing and implementing mitigation plans throughout various planning processes, including during the strategic planning process.

The Board’s role is one of oversight. The Board’s four standing committees assist it with the risk oversight function as follows:

•	the Audit Committee oversees the Company’s controls and compliance activities and management’s process for identifying and quantifying risks facing the Company;

•	the Compensation and Option Committee oversees risk associated with our compensation policies and practices and structures the Company’s incentive compensation in a way that discourages the taking of excessive risks;

•	the Corporate Governance and Nominating Committee oversees Board processes and corporate governance-related risk and reviews legal and regulatory risk; and

•	the Capital Committee oversees risks related to our hotel portfolio, capital improvement plans and capital budgets, and any investments, divestitures, significant asset sales, mergers and acquisitions and other extraordinary transactions.

Corporate Governance Policies

In addition to our Charter and Bylaws, we have adopted the Corporate Governance Guidelines (or Guidelines), which are posted on our website at www.starwoodhotels.com/corporate/about/investor/ governance.html. The Guidelines address significant corporate governance matters and provide the framework for the Company’s corporate governance policies and practices including: board and committee composition, director and executive stock ownership guidelines, incentive recoupment, anti-hedging

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and anti-pledging policies, and board and committee assessment. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing the Guidelines and for reporting and recommending to the Board of Directors any changes to the Guidelines.

We have adopted a Finance Code of Ethics (or Finance Code), applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Corporate Treasurer, Senior Vice President-Taxes and other persons performing similar functions. The Finance Code is posted on the Company’s website at www.starwoodhotels.com/corporate/about/investor/governance.html. The Company intends to post amendments to, and waivers from, the Finance Code on its website, as required by applicable rules of the SEC.

The Company also has a Code of Business Conduct and Ethics (or Code of Conduct), applicable to all employees and directors, that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s website at www.starwoodhotels.com/corporate/about/investor/governance.html.

To further promote transparency and ensure accurate and adequate disclosure, the Company has established a Disclosure Committee comprised of certain senior executives to design, establish and maintain the Company’s internal controls and other procedures with respect to the preparation of periodic reports required to be filed with the SEC, earnings releases and other written information that the Company decides to disclose to the investment community. The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures and maintains written records of its meetings.

The Board of Directors also has certain policies relating to retirement and a change in a director’s principal occupation. One policy provides that directors who are not employees of the Company or any of its subsidiaries may not stand for re-election after reaching the age of 72 and that directors who are employees of the Company must retire from the Board upon retirement from the Company. Another policy provides that in the event a director changes his or her principal occupation (including through retirement), such director should voluntarily tender his or her resignation to the Board.

The Company indemnifies its directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. Indemnification is required pursuant to our Charter and the Company has entered into agreements with its directors and executive officers undertaking a contractual obligation to provide the same.

Director Independence

In accordance with the New York Stock Exchange (or NYSE) rules, the Board of Directors makes an annual determination as to the independence of the directors and director nominees. A director or director nominee is not deemed independent unless the Board of Directors affirmatively determines that such director or director nominee has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board of Directors observes all criteria for independence established by the NYSE listing standards and other governing laws and regulations. When assessing materiality of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include any commercial, banking, consulting, legal, accounting, charitable or other business relationships each director or director nominee may have with the Company. In addition, the Board of Directors consults with the Company’s external legal counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other applicable laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NYSE.

Our Board of Directors has determined that each of the directors and director nominees, with the exception of Mr. van Paasschen, is “independent” under the NYSE rules and that these directors have no material relationship with the Company that would

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prevent the directors from being considered independent. Mr. van Paasschen, as Chief Executive Officer and President of the Company, is not an “independent” director under the NYSE rules.

In making this determination, the Board of Directors took into account that four of the non-employee directors, Messrs. Daley, Hippeau, Quazzo and Ms. Galbreath, have no relationship with the Company except as a director and stockholder of the Company and that the remaining six non-employee directors have relationships with the Company’s shareholders or companies that do business with the Company that are consistent with the NYSE independence standards as well as independence standards adopted by the Board of Directors.

Communications with the Board

The Company has adopted a policy which permits stockholders and other interested parties to contact the Board of Directors. If you are a stockholder or interested party and would like to contact the Board of Directors, you may send a letter to the Board of Directors, c/o the Corporate Secretary of the Company, One StarPoint, Stamford, Connecticut 06902 or contact us online at www.hotethics.com. It is important that you identify yourself as a stockholder or an interested party in the correspondence. If the correspondence contains complaints about our Company’s accounting, internal or auditing matters, the Corporate Secretary will advise a member of the Audit Committee. If the correspondence concerns other matters or is directed to the non-employee directors, the Corporate Secretary will forward the correspondence to the director to whom it is addressed or otherwise as would be appropriate under the circumstances, attempt to handle the inquiry directly (for example where it is a request for information or a stock-related matter), or not forward the communication altogether if it is primarily commercial in nature or relates to an improper or irrelevant topic. At each regularly scheduled Board meeting, the Corporate Secretary or his designee will present a summary of all such communications received since the last meeting that were not forwarded and shall make those communications available to the directors upon request. This policy is also posted on the Company’s website at www.starwoodhotels.com/corporate/about/investor/governance.html.

Posted Documents

You may obtain a copy of any of the aforementioned posted documents free of charge on Starwood’s investor relations website at www.starwoodhotels.com/corporate/about/investor/index.html.

Choosing to receive your proxy materials over the Internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. While we encourage stakeholders to download the proxy materials electronically, if hard copies are preferred, a request can be made by following the instructions included in the Notice.

Please note that the information on the Company’s website is not incorporated by reference in this proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

Under the Company’s Charter, each of the Company’s directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Set forth below is information as of March 6, 2014 regarding the director nominees, which has been confirmed by each of them for inclusion in this proxy statement. Each director nominee has agreed to serve on the Board of Directors if elected. If a director nominee becomes unavailable for election, proxy holders and stockholders may vote for another director nominee proposed by the Board of Directors or, as an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting.

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The director nominees, if elected, will serve until the 2015 Annual Meeting and until their successors are duly elected and qualify.

FRITS VAN PAASSCHEN

Mr. van Paasschen has been President and Chief Executive Officer of the Company since September 2007. From March 2005 until September 2007, he served as President and Chief Executive Officer of Molson Coors Brewing Company’s largest division, Coors Brewing Company, a brewing company, prior to its merger with Miller Brewing Company and the formation of MillerCoors LLC. Prior to joining Coors, from April 2004 until March 2005, Mr. van Paasschen worked independently through FPaasschen Consulting, a consulting company, and Mercator Investments, a private equity firm, evaluating, proposing, and negotiating private equity transactions. Prior thereto, Mr. van Paasschen spent seven years at Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products, most recently as Corporate Vice President/General Manager, Europe, Middle East and Africa from 2000 to 2004. From 1995 to 1997, Mr. van Paasschen served as Vice President, Finance and Planning at Disney Consumer Products, a business segment of The Walt Disney Company that extends the Disney brand to a range of merchandise, and earlier in his career was a management consultant for eight years at the global management consulting firm of McKinsey & Company and the Boston Consulting Group.

President and Chief Executive Officer
Age: 53 Director since: 2007
Committees: None
Other Current Public Boards: Barclays PLC

Skills and Expertise

•  Significant industry and leadership experience, particularly as President and Chief Executive Officer of our Company

•  Unique understanding of our Company’s operations, management, and business

•  Global branding, development and strategy experience

•  Public company director and committee experience

BRUCE W. DUNCAN
Mr. Duncan has been President, Chief Executive Officer and a director of First Industrial Realty Trust, Inc., a real estate investment trust that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties, since January 2009. From April to September 2007, Mr. Duncan served as Chief Executive Officer of the Company on an interim basis. He also has been a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 to January 2009. He was also a private investor from January 2006 to January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), a publicly traded real estate investment trust, and held various positions at EQR from March 2002 to December 2005, including President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002.
President, Chief Executive Officer and a director of First Industrial Realty Trust, Inc.
Age: 62 Director since: 1999 and current Chairman of the Board

Skills and Expertise

•  Senior leadership experience, including as President and CEO of First Industrial Realty Trust

•  Significant industry experience, particularly in real estate and as former interim CEO of our Company

•  Real estate investment, management, acquisition and development experience

•  Public company director and committee experience

Committees served: Corporate Governance and Nominating
Other Current Public Boards: First Industrial Realty Trust, Inc. and T. Rowe Price Mutual Funds

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ADAM M. ARON
Mr. Aron has been the Chairman and Chief Executive Officer of World Leisure Partners, Inc., a leisure-related consultancy since its inception in 2006. From 2011 to 2013, Mr. Aron served as Chief Executive Officer of the Philadelphia 76ers, a professional basketball team, and Alternate Governor of the National Basketball Association. From 1996 through 2006, Mr. Aron served as Chairman and Chief Executive Officer of Vail Resorts, Inc., an owner and operator of ski resorts and hotels. Mr. Aron is currently a director of Prestige Cruise Holdings, Inc., Norwegian Cruise Line Holdings Limited, and the Philadelphia 76ers. In addition, Mr. Aron is an advisor to Apollo Management L.P. and a member of the Council on Foreign Relations. In the past five years, Mr. Aron also served as a director of e-Miles LLC, FTD Group, Inc., Rewards Network, Inc., Marathon Acquisition Corp and Cap Juluca Properties Ltd. and its affiliates.
Chairman and Chief Executive Officer of World Leisure Partners, Inc.
Age: 59 Director since: 2006
Committees served: Compensation and Option, Corporate Governance and Nominating

Skills and Expertise

•  Senior leadership experience, including as CEO of World Leisure Partners

•  Significant industry experience, particularly in hotels, resorts and cruise lines

•  Global business experience

•  Public company director and committee experience

Other Current Public Boards: Norwegian Cruise Line Holdings Ltd.

CHARLENE BARSHEFSKY
Ambassador Barshefsky has been Senior International Partner at the law firm of WilmerHale, LLP, in Washington, D.C. since September 2001. From March 1997 to January 2001, Ambassador Barshefsky was the United States Trade Representative, the chief trade negotiator and principal trade policymaker for the United States and a member of the President’s Cabinet. Ambassador Barshefsky is a member of the Council on Foreign Relations, a Trustee of the Howard Hughes Medical Institute and a member of the Global Advisory Board of Moelis & Company. In the past five years Ambassador Barshefsky also served as a director of the Council on Foreign Relations.
Senior International Partner at the law firm of WilmerHale, LLP
Age: 63 Director since: 2001
Committees served: Audit, Corporate Governance and Nominating

Skills and Expertise

•  Senior leadership experience, including as a Senior International Partner of WilmerHale

•  Government, legal and public policy experience, particularly as a United States Trade Representative

•  Global business experience

•  Public company director and committee experience

Other Current Public Boards: The Estee Lauder Companies, Inc., American Express Company and Intel Corporation

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THOMAS E. CLARKE
Dr. Clarke has been President, Innovation of Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products, since 2013. Dr. Clarke joined Nike in 1980 and was appointed Divisional Vice President in charge of marketing in 1987, Corporate Vice President in 1990, served as President and Chief Operating Officer from 1994 to 2000, and served as President, New Business Development from 2001 to 2013. Dr. Clarke previously held various positions with Nike, primarily in research, design, development and marketing.
President, Innovation of Nike, Inc.
Age: 62 Director since: 2008

Skills and Expertise

•  Senior leadership experience, including in various senior executive roles at Nike, Inc.

•  Branding, product development and strategy experience

•  Global business experience

•  Public company director and committee experience

Committees served: Compensation and Option, Corporate Governance and Nominating
Other Current Public Boards: Newell Rubbermaid Inc.

CLAYTON C. DALEY, JR.
Mr. Daley spent his entire professional career with The Procter & Gamble Company, a global consumer packaged goods company, joining the company in 1974, and has held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in October 2009. In the past five years, Mr. Daley served as a director of Boy Scouts of America. In addition, Mr. Daley was Senior Advisor to TPG Capital until October 2012.
Retired Chief Financial Officer of Procter & Gamble
Age: 62 Director since: 2008

Skills and Expertise

•  Senior leadership experience, including as CFO and Vice Chairman of Procter & Gamble (retired)

•  Significant corporate finance and accounting experience

•  Global business experience

•  Public company director and committee experience

Committees served: Audit, Compensation and Option
Other Current Public Boards: Nucor Corporation and Foster Wheeler, AG

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LIZANNE GALBREATH
Ms. Galbreath has been the Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle, a real estate services and investment management firm, where she also served as a director. From 1984 to 1997, Ms. Galbreath served as a Managing Director, Chairman and Chief Executive Officer of The Galbreath Company, the predecessor entity of Galbreath & Company.
Managing Partner of Galbreath & Company

Skills and Expertise

•  Senior leadership experience, including as Managing Partner of Galbreath & Company

•  Significant industry experience, particularly in real estate

•  Real estate investment, development and strategy experience

•  Extensive management and corporate governance experience

Age: 56 Director since: 2005
Committees served: Capital, Compensation and Option, Corporate Governance and Nominating

ERIC HIPPEAU
Mr. Hippeau has been a Partner with Lerer Ventures, a venture capital fund, since June 2011. From 2009 to 2011 he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. In the past five years, Mr. Hippeau served as a director of the Huffington Post and Yahoo! Inc.
Partner with Lerer Ventures

Skills and Expertise

•  Senior leadership experience, including as Partner of Lerer Ventures

•  Extensive investment and venture capital experience

•  Significant experience in information technology, marketing and new media

•  Public company director and committee experience

Age: 62 Director since: 1999
Committees served: Audit, Corporate Governance and Nominating

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AYLWIN B. LEWIS
Mr. Lewis has served as President and Chief Executive Officer of Potbelly Corporation, formerly known as Potbelly Sandwich Works, LLC, since June 2008. From September 2005 to February 2008, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer. Prior to being named Chief Executive Officer of Sears, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of KMart Holding Corporation in March 2005. Prior to that, Mr. Lewis was President and Chief Executive Officer of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996.
President and Chief Executive Officer of Potbelly Corporation
Age: 58 Director since: 2013
Committees served: Audit, Capital

Skills and Expertise

•  Senior leadership experience, including as CEO of Potbelly Corporation

•  Branding, product development and strategy experience

•  Global franchise experience

•  Public company director and committee experience

Other Current Public Boards: The Walt Disney Company

STEPHEN R. QUAZZO
Mr. Quazzo is the Chief Executive Officer and has been the Managing Director and co-founder of Pearlmark Real Estate Partners, L.L.C., formerly known as Transwestern Investment Company, L.L.C., a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a private investment firm and a subsidiary of Equity Group Investments, Inc.
Chief Executive Officer of Pearlmark Real Estate Partners
Age: 54 Director since: 1999

Skills and Expertise

•  Senior leadership experience, including as CEO of Pearlmark Real Estate Partners

•  Significant industry experience, particularly in real estate

•  Investment, development and strategy experience

•  Public company director and committee experience

Committees served: Audit, Capital
Other Current Public Boards: Phillips Edison – ARC Shopping Center REIT Inc.

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THOMAS O. RYDER
Mr. Ryder retired as Chairman of the Board of The Reader’s Digest Association, Inc., a global media and direct marketing company, in January 2007, a position he had held since January 2006. Mr. Ryder was Chairman of the Board and Chief Executive Officer of that company from April 1998 through December 2005. In addition, Mr. Ryder was Chairman of the Board and Chairman of the Audit Committee of Virgin Mobile USA, Inc., a wireless service provider, from October 2007 to November 2009. Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, which provides travel, financial and network services, from October 1995 to April 1998. In the past five years, Mr. Ryder has also served as a director of World Color Press, Inc., a company acquired by Quad/Graphics, Inc. in July 2010.
Retired Chairman of the Board of The Reader’s Digest Association, Inc.
Age: 69 Director since: 2001
Committees served: Capital, Compensation and Option

Skills and Expertise

•  Senior leadership experience, including as Chairman and CEO of The Reader’s Digest (retired)

•  Branding, development and strategy experience

•  Global business, media and marketing experience

•  Public company director and committee experience

Other Current Public Boards: Amazon.com, Inc., Quad/Graphics, Inc. and RPX Corporation

The Board of Directors unanimously recommends a vote “FOR” the election of each of these nominees.

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Board Meeting, Committee Meeting and Annual Meeting Attendance

Directors are expected to attend Board of Directors meetings, meetings of committees on which they serve and the annual meeting of stockholders. The Company encourages all directors to attend all meetings and believes that attendance at the annual meeting is as important as attendance at meetings of the Board of Directors and its committees. All of our incumbent directors who were directors at the time of the 2013 Annual Meeting of Stockholders, with the exception of Dr. Clarke, attended such meeting.

During the year ended December 31, 2013, the Board of Directors held five meetings. In addition, directors attended meetings of individual Board of Directors committees. Each incumbent director who was a member of the Board of Directors in 2013 attended at least 75% of the meetings of the Board of Directors and the Board of Directors committees on which he or she served.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Capital Committee, the Compensation and Option Committee and the Corporate Governance and Nominating Committee. Each of the standing committees operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.starwoodhotels.com/corporate/about/investor/index.html. Each committee’s principal functions are described below:

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (or Exchange Act), is currently comprised of Messrs. Daley (chairperson), Hippeau, Lewis and Quazzo and Ambassador Barshefsky, all of whom are “independent” directors, as determined by the Board in accordance with NYSE listing requirements and applicable federal securities laws. The Board of Directors has determined that each of Messrs. Daley, Hippeau and Lewis is an “audit committee financial expert” under federal securities laws. The Board of Directors has adopted a written charter for the Audit Committee which states that the Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of the Company. The Audit Committee selects and engages the Company’s independent registered public accounting firm to audit the Company’s annual consolidated financial statements and discusses with it the scope and results of the audit. The Audit Committee also discusses with the independent registered public accounting firm, and with management, financial accounting and reporting principles, policies and practices and the adequacy of the Company’s accounting, financial, operating and disclosure controls. The Audit Committee met eight times during 2013.

Capital Committee

The Capital Committee is currently comprised of Messrs. Quazzo (chairperson), Lewis and Ryder and Ms. Galbreath, all of whom are “independent” directors, as determined by the Board in accordance with NYSE listing requirements and applicable federal securities laws. The Capital Committee was established in November 2005 to exercise some of the power of the Board relating to, among other things, capital plans and needs, mergers and acquisitions, divestitures and other significant corporate opportunities between meetings of the Board. The Capital Committee met five times during 2013.

Compensation and Option Committee

Under the terms of its charter, the Compensation and Option Committee (or Compensation Committee) is required to consist of three or more members of the Board who meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Exchange Act Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or Code). The Compensation Committee is currently comprised of Messrs. Clarke (chairperson), Aron, Daley and Ryder and Ms. Galbreath, all of whom are “independent” directors, as determined by the Board in accordance with the NYSE listing requirements and applicable

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federal securities laws. The Compensation Committee makes recommendations to the Board with respect to the salary, equity and other compensation to be paid to the Company’s President and Chief Executive Officer and reviews and authorizes the salaries, equity and other compensation to be paid to the Company’s other executive officers. The Compensation Committee also administers the Company’s employee benefits plans and the Company’s 2013 Long-Term Incentive Compensation Plan. The Compensation Committee met six times during 2013.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (or Governance Committee) operates pursuant to a written charter and is currently comprised of Ambassador Barshefsky (chairperson), Ms. Galbreath, and Messrs. Aron, Clarke, Duncan and Hippeau, all of whom are “independent” directors, as determined by the Board in accordance with NYSE listing requirements and applicable federal securities laws. The Governance Committee establishes, or assists in the establishment of, the Company’s governance policies (including policies that govern potential conflicts of interest) and monitors and advises the Company as to compliance with those policies. The Governance Committee reviews, analyzes, advises and makes recommendations to the Board with respect to situations, opportunities, relationships and transactions that are governed by such policies, such as opportunities in which a director or executive officer or their affiliates has a personal interest. In addition, the Governance Committee is responsible for making recommendations for candidates to the Board (taking into account suggestions made by officers, directors, employees and stockholders), recommending directors for service on Board committees, developing and reviewing background information for candidates, monitoring our executive succession plan and making recommendations to the Board of Directors for changes to the Guidelines related to the nomination or qualifications of directors or the size or composition of the Board of Directors. The Governance Committee met four times during 2013.

There are no firm prerequisites to qualify as a candidate for the Board, although the Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise relevant to the business of the Company, or candidates that possess a particular geographical or international perspective. The Board of Directors looks for candidates with qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. The Board of Directors seeks to ensure that at least two-thirds of the directors are independent under the Guidelines, and that members of the Audit Committee meet the financial literacy requirements under the rules of the NYSE and at least one of them qualifies as an “audit committee financial expert” under applicable federal securities laws. The Governance Committee does not have a set policy for considering or weighing diversity in identifying nominees but does seek to have a diversity of backgrounds, skills and perspectives among Board members, and considers how the background, skills and perspectives of each nominee would contribute to the total mix of backgrounds, skills and perspectives that would be available to the Board as a whole. The Governance Committee reviews the qualifications and backgrounds of the directors and the overall composition of the Board on an annual basis, and recommends to the full Board of Directors the slate of directors to be recommended for nomination for election at the next annual meeting of stockholders.

The Board of Directors does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board of Directors has not adopted any guidelines limiting such activities. However, the Governance Committee and the full Board of Directors will take into account the nature of, and time involved in, a director’s service on other boards in evaluating the suitability of individual directors and in making its recommendations to Company stockholders. Service on boards and/or committees of other organizations must be consistent with the Company’s conflict of interest policies.

The Governance Committee may from time-to-time utilize the services of a search firm to help identify and evaluate candidates for director who meet the criteria and qualifications outlined above.

The Governance Committee will consider candidates for nomination recommended by stockholders and submitted for consideration. Although it has no formal policy regarding stockholder candidates, the Governance Committee believes that stockholder candidates should be reviewed in substantially the same manner as other candidates.

Under the Company’s current Bylaws, stockholder nominations of individuals to be elected as directors at an annual meeting of our stockholders must be

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made in writing and delivered to the Corporate Secretary of the Company, One StarPoint, Stamford, Connecticut 06902, and be received by the Corporate Secretary no later than the close of business on the 75th day nor earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. In accordance with the Company’s current Bylaws, in addition to other required information specified in the Bylaws, such notice shall set forth as to each proposed nominee (i) the name, age and business address of each nominee proposed in such notice, and a statement as to the qualification of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares which are beneficially owned and owned of record by the nominating stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The Company provides a comprehensive orientation for all new directors. The process involves a corporate overview, one-on-one meetings with members of senior management and an orientation meeting. In addition, all directors are given written materials providing information on the Company’s business, its operations and decision-making processes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and certain officers, and persons who own more than 10 percent of the outstanding shares of the Company, file with the SEC (and provide a copy to the Company of) certain reports relating to their ownership of shares.

To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company for the fiscal year ended December 31, 2013, and written representations from our directors and officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than 10 percent beneficial owners were complied with for the most recent fiscal year, except that due solely to administrative error, one late Form 4 was filed for each of Mr. Rivera and Mr. Duncan with respect to one transaction each.

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PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is committed to the highest standards of corporate governance and recognizes the significant interest of stockholders and investors in executive compensation matters.

We have designed our executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation programs are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See the discussion of the compensation of our named executive officers in the section entitled Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

At each of our 2011, 2012 and 2013 annual meetings, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting of stockholders. Our stockholders overwhelmingly approved each proposal, with more than 96% of the votes cast in favor of the proposal in each of 2011 and 2012, and more than 97% of the votes cast in favor of the proposal in 2013. Accordingly, this year we are again asking our stockholders to indicate their support for the compensation of our officers named in the 2013 Summary Compensation Table on page 50 of this proxy statement (our named executive officers), as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, as required by Section 14A of the Exchange Act. This “say-on-pay” vote is not intended to address any specific item of compensation, but, rather, the overall compensation of our named executive officers and the philosophy, policies and practices related thereto. We conduct our say-on-pay votes annually, and expect to hold the next say-on-pay vote in connection with our 2015 Annual Meeting of Stockholders.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in our proxy statement for the 2014 Annual Meeting of Stockholders.”

This say-on-pay vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our stockholders and expect to consider the outcome of the say-on-pay vote when making future compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the executive compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young LLP (or Ernst & Young) as the Company’s independent registered public accounting firm for fiscal year 2014. While not required by law, the Board is asking its stockholders to ratify the selection of Ernst & Young as a matter of good corporate governance practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, the Board and the Audit Committee will reconsider the selection of Ernst & Young as the independent registered public accounting firm of the Company for fiscal year 2014.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2014.

24	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The table below shows the number of Company shares beneficially owned by principal stockholders who beneficially own more than five percent of the Company’s outstanding shares as of March 6, 2014. The information in this table is based upon the latest filings of either a Schedule 13D, Schedule 13G or Form 13F (or amendments thereto) as filed by the respective stockholder with the SEC as of the date stated in the below footnotes.

We calculate the stockholder’s percentage of ownership assuming the stockholder beneficially owned that number of shares on March 6, 2014, the record date for the Annual Meeting. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	13,183,884	6.87%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	11,359,360	5.92%
The Vanguard Group Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	9,675,257	5.04%
(1)	Based on information contained in a Schedule 13G/A, dated February 14, 2014 (the “Price Associates 13G/A”), filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC, with respect to the Company, reporting beneficial ownership as of December 31, 2013. The Price Associates 13G/A reports that Price Associates has sole voting power over 4,068,147 shares and sole dispositive power over 13,183,884 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2)	Based on information contained in a Schedule 13G/A, dated February 6, 2014 (the “BlackRock 13/G, filed by BlackRock, Inc. (“BlackRock”) with the SEC, with respect to the Company, reporting beneficial ownership as of December 31, 2013. The BlackRock 13/G reports that BlackRock has sole voting power over 9,577,120 shares, sole dispositive power of 11,301,192 shares, shared voting power over 58,168 shares and shared dispositive power over 58,168 shares.
(3)	Based on information contained in a Schedule 13G/A, dated February 6, 2014 (the “Vanguard 13G/A”) filed by The Vanguard Group Inc. (“Vanguard”) with the SEC, with respect to the Company, reporting beneficial ownership as of December 31, 2013. The Vanguard 13G/A reports that Vanguard has sole voting power over 310,263 shares, sole dispositive power over 9,382,948 shares and shared dispositive power over 292,309 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, holds 245,912 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, holds 111,048 shares.

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BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of Company shares of (i) each director, (ii) each nominee for director, (iii) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers and, (iv) all directors and executive officers as a group, as of January 31, 2014. Beneficial ownership includes any shares that a director, nominee for director or executive officer may acquire pursuant to stock options and other derivative securities that are exercisable on that date or that will become exercisable within 60 days thereafter. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the shares. None of the shares outlined below have been pledged, hypothecated or encumbered.

Name (Listed alphabetically)	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Adam M. Aron(1)(2)	65,884	(3)
Charlene Barshefsky(1)(4)	43,172	(3)
Thomas E. Clarke(1)	39,655	(3)
Clayton C. Daley, Jr.(1)(4)(5)	36,687	(3)
Bruce W. Duncan(1)(4)(6)	147,022	(3)
Lizanne Galbreath(1)(4)	53,753	(3)
Eric Hippeau(1)(4)	67,577	(3)
Aylwin B. Lewis(1)	3,361	(3)
Vasant M. Prabhu(1)	111,755	(3)
Stephen R. Quazzo(1)(7)	90,015	(3)
Sergio D. Rivera(1)	68,467	(3)
Thomas O. Ryder(1)(4)	53,372	(3)
Kenneth S. Siegel(1)	50,013	(3)
Simon M. Turner(1)(8)	126,988	(3)
Frits van Paasschen(1)	399,514	(3)
All Directors, Nominees for Directors and executive officers as a group (18 persons)(1)	1,437,040	.75%
(1)	Includes shares subject to options, restricted stock and restricted stock units that are exercisable as of, or will become exercisable or vest within 60 days of, January 31, 2014, as follows: 34,516 for Mr. Aron; 20,162 for Ambassador Barshefsky; 13,075 for Mr. Jeffrey M. Cava; 26,406 for Dr. Clarke; 22,119 for Mr. Daley; 35,503 for Mr. Duncan; 31,141 for Ms. Galbreath; 1,978 for Ms. Christie N. Hicks; 31,141 for Mr. Hippeau; 2,080 for Mr. Lewis; 44,550 for Mr. Philip P. McAveety; 69,115 for Mr. Prabhu; 31,141 for Mr. Quazzo; 68,467 for Mr. Rivera; 31,141 for Mr. Ryder; 13,558 for Mr. Siegel; 86,977 for Mr. Turner; and 328,573 for Mr. van Paasschen.
(2)	Includes 10,000 shares held jointly with Mr. Aron’s wife.
(3)	Less than 1%.
(4)	Includes the following number of “phantom” stock units received as a result of the following directors’ election to defer directors’ annual fees: 4,884 for Ambassador Barshefsky; 2,564 for Mr. Daley; 7,300 for Mr. Duncan; 15,556 for Ms. Galbreath; 28,558 for Mr. Hippeau; and 22,231 for Mr. Ryder.
(5)	Includes 9,684 shares held by the Clayton C. Daley, Jr. Revocable Trust of which Mr. Daley is a trustee and beneficiary.
(6)	Includes 71,366 shares held by The Bruce W. Duncan Revocable Trust of which Mr. Duncan is a trustee and beneficiary.
(7)	Includes 37,588 shares held by the Stephen Quazzo Trust, of which Mr. Quazzo is settlor and over which he exercises some investment control, 13,500 shares held by trusts for Mr. Quazzo’s children and over which he exercises some investment control, and 397 shares owned by Mr. Quazzo’s wife in a retirement account.
(8)	Includes 37,539 shares held jointly with Mr. Turner’s wife, and 280 shares held in a custodial account for Mr. Turner’s daughter.

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BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information as of December 31, 2013 regarding shares that may be issued under equity compensation plans maintained by the Company.

Equity Compensation Plan Information-December 31, 2013

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,420,278(2)	$48.62(3)	11,120,904(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	1,420,278	$48.62	11,120,904
(1)	Does not include shares underlying deferred restricted stock units that vest over three years and may be settled in shares that were granted pursuant to the Annual Incentive Plan for Certain Executives, amended and restated as of December 2008 (the “Executive Plan”). The Executive Plan, as it was approved by stockholders at the 2010 Annual Meeting, did not limit the number of deferred restricted stock units that may be issued. In addition, 9,825,354 shares remain available for issuance under our Employee Stock Purchase Plan, a stock purchase plan meeting the requirements of Section 423 of the Code.
(2)	Amount includes maximum estimated future payouts for the performance awards granted on February 28, 2013 of 327,506 shares.
(3)	Weighted-average exercise price is representative of outstanding stock option awards only.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis section of the proxy statement, we explain and analyze the executive compensation program that applied to our named executive officers for 2013, including the compensation awarded to or earned by our named executive officers for 2013 and the compensation philosophy established and decisions made by our Compensation Committee for 2013. This Compensation Discussion and Analysis should be read in conjunction with the tabular disclosures beginning with the 2013 Summary Compensation Table on page 50 of this proxy statement. For 2013, our named executive officers were:

•	Frits van Paasschen, President and Chief Executive Officer;

•	Vasant M. Prabhu, Vice Chairman and Chief Financial Officer;

•	Sergio D. Rivera, Co-President, The Americas;

•	Kenneth S. Siegel, Chief Administrative Officer, General Counsel and Secretary; and

•	Simon M. Turner, President, Global Development.

Executive Summary

Our Business

Starwood is one of the largest hotel and leisure companies in the world. We conduct our hotel and leisure business both directly and through our subsidiaries, and our brand names include St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points®, Aloft® and Element®. Through our brands, we are well represented in most major markets around the world. Our revenue and earnings are derived primarily from hotel operations, which include management and other fees earned from hotels we manage pursuant to management contracts, the receipt of franchise and other fees and the operation of our owned hotels. Our hotel business emphasizes the global operation of hotels and resorts primarily in the luxury and upper upscale segment of the lodging industry. At December 31, 2013, our hotel portfolio included 1,175 properties with approximately 346,800 rooms in nearly 100 countries and 181,400 employees under our management at our owned and managed properties, vacation ownership resorts and corporate offices.

2013 Financial Highlights and Key Performance Metrics

In an unpredictable global economy, the strength of Starwood’s business stood out in 2013. We exceeded our profit expectations despite a tepid global business environment, exchange rate headwinds, and the effect of having sold six hotels. Occupancies in North America were at record levels for most of the year. Despite a weak economic picture in Europe, occupancies were also high. In Latin America, Asia Pacific, Africa, and the Middle East, we delivered strong footprint and fee growth.

We made good progress towards our asset-light goals in 2013 with the sale of six hotels and one non-core asset during the year. Our portfolio of managed and franchised hotels grew at a healthy rate, as we opened 74 new hotels. In addition, we signed 152 new hotel agreements – more than any year since 2007.

For 2013, highlights of our financial results included:

•	Grew Same-Store Worldwide Systemwide revenue per available room (or RevPAR) by 5% in constant dollars compared to 2012 and Management and Franchise Fees by over 9% compared to 2012

•	Opened 74 new managed and franchised hotels with approximately 16,200 rooms

•	Signed 152 new management and franchise contracts, more than any year since 2007

•	Sold six hotels and one non-core asset for gross cash proceeds of $263 million

•	Finished the year with 99% of the St. Regis Bal Harbour residential units sold, and, in January 2014, sold the hotel for gross cash proceeds of $213 million

•	Returned over $570 million to stockholders through our dividend and stock repurchases of 4.9 million shares

2013 Pay Decisions

Our executive compensation program is designed to attract, motivate and retain executive officers and other key employees who contribute to our success in a way

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COMPENSATION DISCUSSION AND ANALYSIS

that rewards performance and aligns pay with our stockholders’ long-term interests. The Compensation Committee reviews our overall compensation strategy for all employees, including our named executive officers, on an annual basis. In the course of this review, the Compensation Committee considers our current compensation programs and whether to modify them or introduce new programs to better meet our overall compensation objectives.

For 2013, the highlights of our named executive officer executive compensation program included:

•	Base Salaries Generally Maintained—The only named executive officer to receive a base salary increase in fiscal 2013 was Mr. Rivera, whose base salary was increased by 1.8%. The Compensation Committee determined that this limited change in base salary was appropriate in light of competitive pay comparsions (see section entitled Background Information on the 2013 Executive Compensation Program on page 45 of this proxy statement).

•	Incentive Pay Remained Largely Contingent Upon Company Performance—75% percent of our named executive officers’ total target annual cash incentive opportunity was tied to our 2013 financial results, representing no change in philosophy or practical impact compared to fiscal 2012. Payout eligibility for the company financial portion of the annual bonus was 101% for 2013 compared to 92% for 2012.

•	Granting of Performance-Based Equity Awards—Performance-based equity awards granted in 2013 will be earned based on our three-year total shareholder return performance relative to a group of peers.

•	Modest Increases in Equity Grants—The value of the total equity grants made to our named executive officers increased by less than 3% when compared to fiscal 2012.

•	CEO’s Pay Mix Remains Geared Towards Variable Compensation—As illustrated by the charts below, the proportion of the CEO’s target total compensation that was variable was 87% in 2013, which compares with 86% in fiscal 2012.

•	No Tax Gross-Ups Under New Employment Agreements—In line with the Compensation Committee’s 2012 decision to eliminate tax gross-ups other than those required to be paid under existing employment agreements, Mr. van Paasschen’s new employment agreement does not provide for excise tax gross-ups or tax gross-ups for perquisites.

•	New Savings Restoration Plan—Implementation of a new Savings Restoration Plan providing for a Company contribution of 4% of a participant’s plan-qualified compensation for each plan year that is in excess of certain limitations prescribed by the Code.

•	Adoption of an Anti-Pledging Policy—During 2013 the Compensation Committee introduced an Anti-Pledging Policy that was adopted by the Board in early 2014.

2013 Pay for Performance Analysis

Although 2013 continued to present global economic uncertainty in many markets, we saw signs of stronger demand growth for the global high-end lodging industry. As noted above, our business and operating results for the year ended December 31, 2013 were strong, but our key pay decisions remained reflective of the global uncertainty and our intention to achieve stronger operating and business results in 2014 and beyond.

As discussed and reflected in the pay mix charts below for 2013, once again, an overwhelming portion of the target compensation for our named executive officers was tied to either our financial or stock price performance. As a result, total compensation for 2013 for the named executive officers was designed to increase as our performance goals were achieved and as our stock price increased. Actual levels of total compensation for our named executive officers, especially their annual incentive payouts received at 101% of target, reflected our strong financial and operating results.

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COMPENSATION DISCUSSION AND ANALYSIS

The following charts illustrate the basic pay mix for our CEO and our other named executive officers.

In addition, our 2013 pay decisions were in line with changes in our stock price, measured both on an annual and three-year basis. Our one-year and three-year total shareholder return results, measured as of the end of 2013, were 41% and 37%, respectively. As the chart below indicates, a comparison of the compensation that we have reported in the Summary Compensation Table since 2009 for Mr. van Paasschen has moved in tandem with our annual total shareholder return over the past five years:

We believe that this chart continues to demonstrate that we have effectively operated an executive compensation program that has closely linked CEO pay changes to the stock price results experienced by our stockholders under Mr. van Paasschen’s leadership. For purposes of this chart, total shareholder return includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

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COMPENSATION DISCUSSION AND ANALYSIS

Our analysis of our recent results, stock price performance and trends in CEO pay demonstrate to us that our CEO pay decisions in both 2013 and in recent years are closely aligned with our performance, and reflect a balanced and responsible approach to executive compensation.

Compensation Best Practices

For 2013, we engaged in (or refrained from) certain pay practices with respect to our named executive officer compensation program, which activity we believe aligns with market best practices:

What We Do

☑	Benchmark Executive Compensation Against Peer Groups

☑	Subject Incentive Awards to Clawback

☑	Provide Equity Grants That Are 50% or More Performance Based

☑	Require Double-Trigger Change in Control Provisions for Equity Awards

☑	Maintain Meaningful Stock Ownership Requirements

☑	Retain Independent Compensation Consultants

What We Don’t Do

☒	No Dividend Equivalents on Unearned Performance Shares

☒	No Repricing Underwater Stock Options

☒	No Tax Gross-Ups for Perquisites in Any New Agreements

☒	No Pension Program

☒	No Excise Tax Gross-Ups Upon Change in Control in Any New Agreements

☒	No Pledging or Hedging of Company Stock

Consideration of 2013 Say-on-Pay Voting Results

At each of our 2011, 2012 and 2013 annual meetings, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting of stockholders. In 2013, our stockholders overwhelmingly approved the proposal, with more than 97% of the votes cast favoring the proposal. In fact, for each of the past three years, at least 96% of the votes cast have been voted in favor of the proposal. The Compensation Committee considered the strong support for our say-on-pay proposal in each of 2011, 2012 and 2013 as evidence of our stockholders’ continuing support for the named executive officer compensation decisions and actions that the Compensation Committee has been making. As a result, the Compensation Committee did not make any material changes in the structure of our named executive officer compensation program for 2013 or 2014 that were prompted specifically by the results of our 2013 say-on-pay vote.

Design and Operation of Starwood’s 2013 Executive Compensation Program

Program Objectives and Other Considerations

Objectives. As a consumer lifestyle company with a branded hotel portfolio at its core, we operate in a competitive, dynamic and challenging business environment. In step with this mission and environment, our compensation program for our named executive officers again had the following key objectives for 2013:

•	Attract and Retain: We seek to attract and retain talented executives from within and outside the hospitality industry who understand the importance of innovation, brand enhancement and consumer experience. We are working to reinvent the hospitality industry, and one element of this endeavor is to bring in key talent from other industries. Therefore, overall program competitiveness must take these other markets into account. To this end:

–	We broadly target total compensation opportunities at the median (50th percentile) of the market for target performance levels; however, we also review the range of values around the median, including out to the 25th and 75th percentiles. Despite these initial actions, we believe that benchmarking alone does not provide a complete basis for establishing compensation levels or design practices under our programs.

–	As a result, actual individual compensation may be above or below our targeted levels based

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COMPENSATION DISCUSSION AND ANALYSIS

on Company and individual performance, key responsibilities, unique market demands, and experience level, as analyzed each year and as further described below.

•	Motivate: We seek to motivate our executives to sustain high performance and achieve our financial and strategic/operational/leadership goals over the course of business cycles in various market conditions. However, our compensation programs are designed not to encourage excessive risk taking; we assess compensation-related risk annually. In addition, we have a clawback policy that allows us to recoup incentives paid in the event of a financial restatement. See the section entitled Potential Impact on Compensation for Executive Misconduct beginning on page 45 of this proxy statement for more information.

•	Align Interests: We endeavor to align the investment interests of stockholders and the compensation interests of our executives by linking executive compensation to our annual business results and stock performance. Moreover, we strive to keep the executive compensation program transparent, in line with market practices and consistent with the highest standards of corporate governance practices. Following the Compensation Committee’s 2012 decision to eliminate tax gross-ups for new employment agreements going forward, Mr. van Paasschen’s new 2013 employment agreement (see the section entitled New 2013 Employment Agreement with Mr. van Paasschen beginning on page 44 of this proxy statement for more information) eliminates excise tax gross-ups and tax gross-ups for perquisites. The Compensation Committee believes that this change better aligns compensation with the creation and preservation of stockholder value.

What the Program Intends to Reward. Our executive compensation program is strongly weighted towards variable compensation tied to our annual business results and stock performance. Specifically, our compensation program for our named executive officers is designed to help ensure the following:

•	Alignment with Stockholders: A significant portion of named executive officer compensation is delivered in the form of equity incentives with significant performance or vesting requirements, ensuring that long-term compensation is strongly linked to stockholder returns. Further, our executive officers, including our named executive officers, are required to own a requisite amount of company stock. See the section entitled Share Ownership Guidelines beginning on page 47 of this proxy statement for more information.

•	Achievement of Company Financial Objectives: A portion of named executive officer compensation is tied directly to our financial performance.

•	Achievement of Strategic/Operational/Leadership Objectives: A portion of our named executive officer compensation depends on the achievement of specific individual objectives that align with the execution of our business strategy, as well as demonstrated performance tied to our core leadership competencies that include team building and the development of future talent. These objectives may be related to, among others, operational excellence, brand enhancement, innovation, growth, cost containment/efficiency, customer experience and/or teamwork. See the section entitled Strategic/Operational/Leadership Goals beginning on page 37 of this proxy statement for more information on the strategic, operational and leadership objectives in effect and key evaluations for each of the named executive officers for 2013.

Roles and Responsibilities of Management and the Compensation Committee

For 2013, the Compensation Committee established and reviewed the compensation policies and programs for our executive officers, including our named executive officers, to ensure that the executive officers are compensated in a manner consistent with the objectives and principles outlined above. The Compensation Committee also reviewed and monitored our performance as it affected our employees and the overall compensation policies for our employees.

The Compensation Committee made all compensation decisions for 2013 with respect to our named executive officers other than Mr. van Paasschen. In the case of Mr. van Paasschen, the Compensation Committee made recommendations to the Board regarding his compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

In February 2013 and 2014, our management provided reviews and recommendations on named executive officer compensation levels and program design for the Compensation Committee’s consideration. In addition, our management managed operational aspects of our compensation programs, policies and governance during 2013, and their direct responsibilities included:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with our objectives;

•	recommending changes to better align all program objectives during 2013 and 2014; and

•	recommending pay levels, payouts and/or awards for executive officers other than the Chief Executive Officer.

Management also prepared tally sheets that described and quantified all components of total compensation for our named executive officers, including salary, annual incentive compensation, long-term incentive compensation, deferred compensation, outstanding equity awards, benefits, perquisites and potential severance and change in control payments. The Compensation Committee reviewed and considered these tally sheets before making 2013 compensation decisions for our named executive officers, but this review had no material impact on the Compensation Committee’s compensation decisions.

The Compensation Committee has the sole authority to retain and supervise one or more outside advisors, including outside counsel and consulting firms, to advise the Committee on executive and director compensation matters and to terminate any retained adviser. In addition, the Committee has the sole authority to approve the fees of an outside adviser and other retention terms.

The Compensation Committee once again directly engaged Meridian Compensation Partners, LLC (or Meridian) to assist it in the review and determination of compensation awards to the named executive officers (including the Chief Executive Officer) for the 2013 performance period. Meridian worked with management and the Compensation Committee in reviewing our compensation structure and the compensation structure of the companies in the peer group further described below. Meridian does not provide any services to management. Meridian has provided the Compensation Committee with assurances and confirmation of its independent status by means of a letter of independence that Meridian provides annually to the Compensation Committee, which is intended to reveal any potential conflicts of interest. Additionally, the Compensation Committee has assessed the independence of Meridian, as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, the Compensation Committee is not aware of any conflicts of interest raised by the work performed by Meridian.

Risk Assessment

In setting compensation, our Compensation Committee also considers the risks to our stockholders, and to us as a whole, arising out of our compensation programs. For more information about our most recent risk assessment, see the section entitled Risk Assessment beginning on page 48 of this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Primary Elements of 2013 Executive Compensation Program

The primary elements of our 2013 executive compensation program for our named executive officers are summarized in the following table:

Element	Description	Purpose
Base Salary	• Fixed annual cash compensation based on competitive market levels when compared with peer companies and to align with our compensation philosophy	• Enables us to continue to attract and retain critical senior executives from within and outside the hospitality industry
Annual Incentive Compensation	• Annual performance-based incentive awards earned under our Executive Plan • Payouts earned based on a combination of EBITDA, EPS and strategic/operational/leadership goals performance	• Directly links the achievement to four financial and strategic/operational/leadership performance objectives to executive pay
Long-Term Incentive Compensation	• Equity compensation awards (consisting of performance shares and restricted stock) made under our Long-Term Incentive Compensation Plan (or LTIP) granted in February 2013

•  Performance shares grants strongly tie equity compensation to returns experienced by our stockholders, providing a direct link between the investment interests of our stockholders and the compensation interests of our named executive officers, and restricted stock grants serve as a strong retention tool for our executive talent

Benefits and Perquisites

•  Retirement benefits in the form of a tax-qualified 401(k) plan, a non-qualified deferred compensation plan, a savings restoration plan, standard health and welfare benefits, and limited perquisites in the form of relocation assistance, car service, tax preparation services, corporate aircraft use, life insurance premium payments and tax assistance payments

•  Retirement benefits provide tax efficient vehicles to accumulate retirement savings, subject to limits on compensation under the Code and in excess of those limits

•  Limited perquisites helps attract and retain named executive officers

Analysis of 2013 Named Executive Officer Compensation

Total compensation for our named executive officers for 2013 was initially benchmarked against the peer group identified further below in this proxy statement at the 50th percentile, but individual elements of compensation and total compensation were established both above and below the 50th percentile benchmark based on the Compensation Committee’s other evaluations described below. Evaluated on this basis, the Compensation Committee believes the actual cash and equity compensation delivered for the 2013 performance year was appropriate in light of our overall 2013 business performance described above and its evaluation of the performance of the particular executives. We describe each of the compensation elements in more detail below and explain why we paid each element and how we determined the amount of each element for 2013.

2013 Base Salary

We believe it is essential to provide our named executive officers with competitive base salaries to attract and retain the critical senior executives needed to help drive our success. Base salaries for our named executive officers in 2013 were initially benchmarked at the 50th percentile against similar positions among a group of peer companies developed by us and approved by the Compensation Committee after consultation with Meridian. To the extent necessary, the base salaries were then adjusted based on the responsibilities of each position, company and individual performance, unique market demands and experience level as further described below. The peer group consisted of similarly-sized hotel and property management companies as well as other companies representative of markets in

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COMPENSATION DISCUSSION AND ANALYSIS

which we compete for key executive talent. See the section entitled Use of Peer Data beginning on page 45 of this proxy statement for a list of the peer companies used in this analysis. We generally seek to position base salaries of our named executive officers at or near the median base salary of the Company’s peer group for similar positions, but also review the range of values around the median, including out to the 25th and 75th percentile, for reference purposes. See additional detail regarding base salaries in the table on page 38 of this proxy statement.

Base salaries for all named executive officers remained unchanged from their 2012 annual rates, except with respect to Mr. Rivera, who received a base salary increase of 1.8% in light of competitive pay comparisons. The Compensation Committee decided not to raise the salaries of the other named executive officers, as a way to continue to manage overall compensation at the median while taking into account the 25th and 75th percentile benchmarking.

2013 Incentive Compensation

Incentive compensation consists of annual cash incentive awards under our Executive Plan and long-term incentive compensation in the form of equity awards under our LTIP. For 2013, incentive compensation accounted for an average of approximately 80% of total compensation at target (87% for Mr. van Paasschen in 2013), with annual cash incentive compensation and long-term incentive compensation accounting for 20% and 60%, respectively (26% and 61% for Mr. van Paasschen, respectively, in 2013). We believe that this structure allowed us to provide each named executive officer with substantial incentive compensation opportunities for 2013 if our performance objectives were met.

We believe that the chosen allocation between base salary and incentive compensation is appropriate and beneficial because:

•	it promotes our competitive position by allowing us to provide named executive officers with total compensation that reflects performance;

•	it targets and attracts highly motivated and talented executives within and outside the hospitality industry;

•	it aligns senior management’s interests with those of our stockholders;

•	it promotes achievement of business and individual performance objectives; and

•	it provides long-term incentives for named executive officers to remain in our employment.

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COMPENSATION DISCUSSION AND ANALYSIS

2013 Annual Incentive Compensation. Annual cash incentive awards are a key part of our executive compensation program. For 2013, each named executive officer had an opportunity to receive a cash incentive award under the stockholder-approved Executive Plan.

Viewed on a combined basis, once minimum performance is attained, the annual incentive payments attributable to both Company financial and strategic/operational/leadership performance can range from 0% to 200% of target for the named executive officers. See additional detail regarding targets in the table on page 38 of this proxy statement and in the section entitled 2013 Grants of Plan-Based Awards Table beginning on page 51 of this proxy statement.

Minimum Threshold

Under the Executive Plan, for 2013, the Compensation Committee established in advance a threshold level of adjusted EBITDA that we had to achieve in order for any incentive to be paid under the Executive Plan (which we refer to as the EP Threshold). The Executive Plan also specified a maximum incentive amount, in dollars, that could be paid to any executive for 2013. When the threshold was established at the beginning of 2013, the achievement of the threshold was considered substantially uncertain. For 2013, the EP Threshold was $912,000,000, which was subsequently exceeded by $238,000,000.

Under the 2013 program, each named executive officer could receive payment of an incentive award under the Executive Plan only if he remained employed by us on the award payment date in 2014. However, subject to attaining the EP Threshold for 2013, pro rata awards could be paid at the discretion of the Compensation Committee in the event of death, disability, retirement or other prior termination of employment.

Once the EP Threshold was achieved, the maximum annual incentive amount specified in the Executive Plan became available for each named executive officer and the Compensation Committee applied its discretion to reduce such amount to determine the actual incentive amount for each individual. To determine the actual incentive to be paid for 2013 under the Executive Plan, the Compensation Committee established specific annual company financial and strategic/operational/leadership performance goals and a related target incentive amount for each participating executive (plus a maximum payout level for each participating named executive officer despite the higher maximum annual incentive amount specified in the Executive Plan). These financial and strategic/operational/leadership goals are described below.

Additional Performance Criteria

Since the EP Threshold under the Executive Plan was met for 2013, our performance in comparison to the financial and strategic/operational/leadership goals for the year set by the Compensation Committee was then used as guidance to determine each participating named executive officer’s actual incentive payout. Performance against the financial goals determined 75% of each named executive officer’s total target annual incentive payout, with the remaining 25% based on strategic/operational/leadership goals achievement. The total annual incentive payout for both financial and strategic/operational/leadership portions is capped at 200% of target. The Compensation Committee’s process for determining annual incentive awards under the Executive Plan for fiscal 2013 is described below.

Financial Goals

Our financial goals for our named executive officers under the Executive Plan consisted of EBITDA and EPS goals, with each criteria accounting for half of the financial goal portion of the annual incentive awards. We deemed EBITDA and EPS to be the most appropriate metrics to measure performance and we have consistently used these metrics since 2009. As the Compensation Committee generally sets target incentive award opportunities above the median and monitors awards around the median, among our peer group, our financial and strategic/operational/leadership goals to achieve such award levels are considered challenging but achievable, representing requirements for a superior level of performance. Consistent with maintaining these high standards and subject to achieving the EP Threshold, the Compensation Committee retained the ability to consider whether an adjustment of the financial goals for 2013 was necessitated by exceptional circumstances (as examples, a company restructuring or unanticipated accounting changes).

Once the EP Threshold was achieved, actual incentives paid to the named executive officers for financial performance could have ranged from 0% to 200% of the pre-determined target incentive opportunities for this category of performance, as

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determined by the Compensation Committee. The overall cap on the award was 200% of target.

As noted above, since the EP Threshold was achieved for 2013, the maximum annual incentive amount specified in the Executive Plan became available for award. The maximum incentive payout for the applicable company financial performance metric was limited to 200% of target and the Compensation Committee could apply its discretion to reduce such amount to the actual incentive amount for each participating named executive officer. The table below sets forth for each metric the performance levels for 2013 that would have resulted in 100% annual incentive payout (or target), the minimum performance level (or minimum) that would have resulted in a 40% annual incentive payout and the maximum that would have resulted in a 200% annual incentive payout. In addition, the table sets forth the approximate mid-points of potential payouts between the minimum to target and target to maximum opportunities and indicates the related required performance level (straight-line interpolation between levels):

	Minimum (40%)	Mid-point (70%)	Target (100%)	Mid-point (150%)	Maximum (200%)	Actual
Earnings per share	$1.74	$2.15	$2.55	$3.23	$3.91	$2.55
Company EBITDA	$912,000,000	$1,026,000,000	$1,140,000,000	$1,330,000,000	$1,520,000,000	$1,150,000,000

The Compensation Committee determined that the EBITDA and EPS performance goals (for minimum, target and maximum performance) represented a sufficient level of difficulty of achievement and were appropriately calibrated based on a thorough goal-setting process, which included a review of budgeted 2013 performance, actual and target levels of performance in prior years and the corresponding payouts resulting from the various performance levels.

For the 2013 performance period, “adjusted” EBITDA (which exceeded the EP Threshold) for purposes of determining annual bonuses was $1,150,000,000 (or 101% of target). EBITDA was adjusted to exclude the impact of asset sales and changes in foreign exchange rates versus budgeted amounts. “Adjusted” EBITDA included a special item charge in the amount of $19 million, which represented certain technology-related costs and expenses incurred through the end of 2013 that are no longer intended to be recovered from our managed and franchised properties. EPS from continuing operations for 2013 for annual incentive purposes was $2.55 (or 100% of target), which excludes tax benefits related to non-core items partially offset by restructuring, goodwill impairment and other special charges and debt extinguishment charges. Using the metrics described above resulted in an initial payout eligibility of 101% of target for the Company financial portion of the annual incentives for the 2013 fiscal year for the named executive officers.

Strategic/Operational/Leadership Goals

The strategic/operational/leadership performance goals for our named executive officers under the Executive Plan for 2013 again consisted of “Big 5” and leadership, financial and competency objectives linking individual contributions to execution of our business strategy and major financial and operating goals. “Big 5” refers to specific deliverables within our critical performance categories—(1) Win with Talent, (2) Execute Brilliantly, (3) Build Great Brands, (4) Deliver Global Growth, and (5) Drive Outstanding Results. As part of a structured process that cascades down throughout our Company, these objectives were developed at the beginning of 2013, and integrated and aligned each executive with our strategic, operational and leadership plan. The portion of annual incentive awards attributable to strategic/operational/leadership management performance represented 25% of our named executive officers’ total target. Actual incentives paid to our participating named executive officers for strategic/operational/leadership performance could have ranged from 0% to 175% of the pre-determined target amount for this category of performance, as subjectively determined by the Compensation Committee. The strategic/operational/leadership performance goals were established at levels that the Compensation Committee believed were reasonably difficult to achieve relative to historical trends and future expectations, and generally required significant effort on the part of our named executive officers to achieve.

In designing and eventually evaluating our named executive officers’ achievements regarding these goals, the Compensation Committee did not consider any one or even group of these goals to be material with respect to its decision to approve final payouts for the named executive officers for the strategic/operational/leadership portion of their annual incentive awards. Instead, the Compensation Committee reviewed and subjectively considered each named executive officer’s overall or aggregate achievement of the goals in total, and then based its final payout decisions with respect to the strategic/operational/

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leadership goals based on a handful of subjective, categorical considerations regarding the named executive officer’s achievement compared to the goals. In this way, it was the Compensation Committee’s considerations with respect to a limited number of outcomes, rather than all of the goals themselves, that was material to 2013 annual incentive pay decisions regarding the named executive officer’s individual performance. The material considerations taken into account by the Compensation Committee for its 2013 decisions on this matter are described in more detail below.

The following table sets forth, for each named executive officer, his salary, target award as both a percentage of salary and a dollar amount and actual award:

Name	Salary ($)	Award Target Relative to Salary (%)	Award Target ($)	Actual Award ($)
van Paasschen	1,250,000	200%	2,500,000	2,528,750
Prabhu	766,785	100%	766,785	774,453
Rivera	734,996	100%	734,996	742,346
Siegel	638,490	100%	638,490	636,814
Turner	766,785	100%	766,785	793,814

Evaluation Process

In the case of Mr. van Paasschen, the Compensation Committee conducted a formal performance review process in February 2014 during which the Compensation Committee evaluated how Mr. van Paasschen performed against the strategic/operational/leadership goals established for 2013. The Compensation Committee also determined the extent to which our financial performance goals were achieved and whether we achieved the applicable minimum threshold required to pay annual incentive awards.

The Chief Executive Officer conducted a subjective evaluation of the other named executive officers through the Performance Management Process (or PMP), which resulted in a PMP rating for each executive. As noted, for 2013 the portion of the Executive Plan payouts based on PMP ratings could have ranged from 0% to 175% of target once the target has been adjusted to reflect our performance. At the conclusion of his review, the Chief Executive Officer submitted his recommendations to the Compensation Committee for final review and approval. In determining the actual award payable to each participating named executive officer under the Executive Plan, the Compensation Committee reviewed the Chief Executive Officer’s evaluation and made a final determination as to how each named executive officer performed against certain key strategic/operational/leadership goals for 2013. The Compensation Committee also determined, based on management’s report, the extent to which our financial performance goals were achieved and whether we achieved the applicable minimum threshold required to pay annual incentive awards. The Chief Executive Officer also met in executive session with the Board of Directors to inform the Board of Directors of his performance assessments regarding the named executive officers and the basis for the compensation recommendations he presented to the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

The evaluation of Mr. van Paasschen and the other named executive officers with respect to each executive’s strategic/operational/leadership accomplishments for 2013 is described below.

Mr. van Paasschen’s key accomplishments for the 2013 performance year included the following:

•	Delivered strong financial returns, including adjusted EBITDA of $1.263 billion, adjusted EPS of $2.99, adjusted EBITDA margin improvement of 110 basis points at same-store owned hotels, and gross operating profit margin improvement of 79 basis points at same-store operated hotels; and management fees, franchise fees and other income increase of 8.7% compared to 2012;

•	Signed a record number of 227 managed and franchise hotel deals, including 152 new hotels, with approximately 32,200 rooms, and 75 renewals, with approximately 26,000 rooms;

•	Launched innovative web- and app-based initiatives that personalize experiences for guests, leading to an increase in top-line revenue through web and mobile booking. Created cross-functional team to achieve agile implementation of these and other new large-scale personalization initiatives;

•	Successfully advanced strategic global initiatives relating to deployment of cutting-edge systems for revenue management, sales and catering, and tracking of our ability to deliver on guest expectations; launched several supply chain hubs to drive efficient purchasing; and implemented strategic cross-rewards loyalty program with Delta Airlines; and

•	Successfully oversaw next-generation customer service culture training across all brands; advanced processes for management succession planning, leadership development, executive retention and board diversity; and grew associate engagement and participation based on the results of a Company-wide survey.

In light of Mr. van Paasschen’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 101% of target for the strategic/operational/leadership portion of the annual bonus, for a total annual bonus of $2,528,750 for 2013 representing 101% of his overall annual bonus target.

Mr. Prabhu’s key accomplishments for the 2013 performance year included the following:

•	Delivered strong financial returns, including adjusted EBITDA of $1.263 billion, adjusted EPS of $2.99, adjusted EBITDA margin improvement of 110 basis points at same-store owned hotels, and gross operating profit margin improvement of 79 basis points at same-store operated hotels; and management fees, franchise fees and other income increase of 8.7% compared to 2012;

•	Successfully executed capital management and cash flow planning to enhance shareholder value, including return of over $570 million to shareholders though our dividend and share repurchase program and achieving interest rate savings through $200 million of debt swaps;

•	Successfully developed financial controls training initiatives; enhanced internal financial and accounting functions, including adaptation to emerging accounting and financial reporting standards; sustained our financial forecasting accuracy; expanded rollout of uniform accounting platform to key properties outside the United States; and developed a program to gain synergies through centralization of certain hotel finance functions at the corporate level; and

•	Led technology organization as it rolled out significant sales, revenue management and mobile initiatives; continued to upgrade systems development capabilities and enhanced systems stability; successfully developed, monitored and administered our mergers and acquisitions opportunities and growth strategies and positioned Company for key strategic asset sales; and successfully implemented tax restructuring initiatives and enhanced our tax accounting processes and plans.

In light of Mr. Prabhu’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 100% of target for the strategic/operational/leadership portion of the annual bonus, for a total annual bonus of $774,453 for 2013, representing 101% of his overall annual bonus target.

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Mr. Rivera’s key accomplishments for the 2013 performance year included the following:

•	Grew systemwide RevPAR for same-store hotels in North America by 5.7% in actual dollars; increased vacation ownership revenues by 8.7%; and increased earnings for The Americas by 6.2%;

•	Opened 33 new hotels and signed approximately 52 new managed and franchise deals for North America;

•	Achieved strong performance for SPG program enrollment and SPG occupancy in The Americas, and drove increased revenue growth from website utilization; and

•	Successfully controlled selling, general and administrative costs for The Americas.

In light of Mr. Rivera’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 100% of target for the strategic/operational/leadership portion of the annual bonus, for a total annual bonus of $742,346 for 2013, representing 101% of his overall annual bonus target.

Mr. Siegel’s key accomplishments for the 2013 performance year included the following:

•	Enabled the Company to establish a leadership position in corporate social responsibility by successfully developing energy and water reduction goals for our properties; driving progress regarding industry leading solar energy initiatives; completing brand standards rationalization to drive sustainability; driving progress on alternative financing arrangements for capital expenditures to achieve sustainability goals; developing community and charitable strategies and programs; and implementing signature social responsibility program;

•	Delivered critical legal support for signing a record number of 227 managed and franchise hotel deals, including 152 new hotels, with approximately 32,200 rooms, and 75 renewals, with approximately 26,000 rooms; completed and implemented new model franchise agreement; and developed and implemented management contract compliance program;

•	Developed and implemented new anti-corruption policies and procedures and compliance training program; and expanded role of privacy function to address emerging data governance requirements and protocols; and

•	Successfully implemented global corporate records management program; revamped and bolstered global safety and security leadership team; and enhanced crisis management and preparedness protocols.

In light of Mr. Siegel’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 95% of target for the strategic/operational/leadership portion of the annual bonus, for a total annual bonus of $636,814 for 2013, representing 100% of his overall annual bonus target.

Mr. Turner’s key accomplishments for the 2013 performance year included the following:

•	Signed a record number of 227 managed and franchise hotel deals, including 152 new hotels, with approximately 32,200 rooms, and 75 renewals, with approximately 26,000 rooms;

•	Added 74 new hotels (representing 16,200 rooms) to the Company’s footprint, the result of prior years’ deal signings; completed sales of six hotels and one non-core asset for gross cash proceeds of approximately $263 million; and positioned certain of the Company’s owned hotels for future strategic asset sales;

•	Successfully launched sales tool initiatives to enhance development opportunities for all nine brands, and completed global footprint competitive assessment; advanced Aloft conversion strategy with successful conversion and opening of Aloft Tucson, Arizona; progressed development of an investment plan for efficient deployment of the Company’s capital for hotel pipeline growth; and

•	Successfully oversaw global hiring initiatives, including in Russia and Africa; identified growth areas and market resource needs; and improved personnel retention.

In light of Mr. Turner’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 110% of target for the strategic/operational/leadership portion of the annual bonus, for a total annual bonus of $793,814 for 2013, representing 104% of his overall annual bonus target.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual awards made to our named executive officers with respect to 2013 performance are reflected in the 2013 Summary Compensation Table on page 50 of this proxy statement.

2013 Long-Term Incentive Compensation. Like the annual incentives described above, long-term incentives are a key part of our named executive officer compensation program. However, we made a major performance-based adjustment to our long-term incentive program for 2013 to respond to stockholder expectations.

Long-term incentive compensation for our named executive officers for 2013 again consisted entirely of equity compensation awards granted in February 2013 following the announcement of our 2012 earnings under our LTIP, but we replaced our historical use of stock options with performance share awards. On average, approximately 60% of total compensation at target award levels for 2013 was equity-based long-term incentive compensation.

The Compensation Committee granted awards under the LTIP to Mr. van Paasschen consisting of a combination of performance shares and restricted stock awards. The Compensation Committee granted awards under the LTIP for 2013 to all other named executive officers also consisting of a combination of performance shares and restricted stock awards. For the other named executive officers, this compensation was also geared towards performance and long-term incentives, but to a lesser degree than Mr. van Paasschen to reflect his leadership position. See discussion below and on page 42 for further information on the award mix.

In 2013, for all named executive officers, the Compensation Committee used a grant approach in which the long-term award was articulated as a dollar value. Under this approach, an overall award value was determined for each named executive officer based upon our compensation strategy and competitive market positioning. For 2013, these values were as follows: Mr. van Paasschen, $6,000,000; Mr. Prabhu, $2,500,000; Mr. Rivera, $1,500,000; Mr. Siegel, $1,700,000; and Mr. Turner, $2,800,000.

Performance-based equity awards. Despite the overwhelming and continuing majority stockholder support for our say-on-pay proposals in 2011, 2012 and 2013 described above, we responded to concerns expressed through our engagement efforts by a small minority of stockholders about a perceived lack of alignment between our named executive officers and our stockholders due to the lack of performance-based equity vehicles in our long-term equity incentive program. Following a routine review of our compensation program design in 2012, the Compensation Committee approved the introduction of performance shares as a relative performance-based equity vehicle for our named executive officers starting in 2013. These performance share awards were designed to enhance our already strong “pay for performance” philosophy and help ensure that key executives’ interests are closely aligned with long-term stockholder objectives and expectations. In reviewing this change, the Compensation Committee noted that the performance shares are designed to:

•	Keep our long-term equity incentive program in line with best practices;

•	Link executive reward opportunities to our performance, especially in relation to peer companies;

•	Support global strategic business objectives, long-term growth and key metrics of performance;

•	Reward behaviors that are in our best long-term interest;

•	Meet external expectations of our stockholders; and

•	Ensure we are delivering stockholder value creation.

Performance shares represent an element of compensation for the named executive officers that will be earned based on our performance relative to peers in terms of total shareholder return, and thus significantly enhances our design link between executive pay and company performance for our shareholders. Performance shares will be earned and settled in shares at varying levels based on relative total shareholder return (or TSR) results over a three-year performance cycle (2013 to 2015). If our performance relative to the specifically-defined peer group is in the bottom quartile, our named executive officers will not receive any payout for their performance shares. In addition, in the event that TSR is negative at the end of a performance cycle, payout will be capped at 150%. Performance placing us between the 25th percentile and 80th percentile of

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COMPENSATION DISCUSSION AND ANALYSIS

peers will result in payout of between 0% and 200% of the performance share awards. The table below outlines the level of payout resulting from varying levels of performance between the 25th and 80th percentile (straight-line interpolation between levels):

Percentile Ranking based on Three-Year Relative TSR vs. Peer Group	Percent of Shares Earned (% of target)
80th or above	200%
65th	150%
50th (Median)	100%
35th	50%
25th or below	0%

Dividend equivalents will accrue during the performance cycle and will be credited in the same proportion on the performance shares but will be paid in cash only after the performance cycle ends and only to the extent that performance shares are actually earned.

For our 2013 performance share awards, upon advice from Meridian, the Compensation Committee selected the following entities in the hospitality, real estate investment trust and gaming industries to serve as the peer group against which we will evaluate our three-year total shareholder return results for 2013-2015:

Peer Group Entity
• Accor SA	• Las Vegas Sands Corp.
• Carnival Corporation & plc	• Marriott International, Inc.
• Choice Hotels International, Inc.	• MGM Resorts International
• Darden Restaurants, Inc.	• Orient-Express Hotels Ltd.
• General Growth Properties, Inc.	• Royal Caribbean Cruises Ltd.
• Hospitality Properties Trust	• Ryman Hospitality Properties, Inc.
• Host Hotels & Resorts, Inc.	• Simon Property Group, Inc.
• Hyatt Hotels Corporation	• Vail Resorts, Inc.
• InterContinental Hotels Group PLC	• Wyndham Worldwide Corporation
• Kimco Realty Corporation	• Wynn Resorts, Limited

The peer group against which relative total shareholder return performance will be measured is different from the compensation benchmarking peer group outlined in the section entitled Use of Peer Data beginning on page 45 of this proxy statement. The Compensation Committee considered it appropriate to use a different peer group for this purpose in order to measure performance against those companies with whom the Company competes for business rather than those with whom the Company competes for talent. The peer group used for measuring relative TSR performance also reflects companies that are subject to similar economic cycles as the Company, therefore providing a fair reflection of performance over the three-year performance cycle.

Based on market data and advice provided by Meridian, the Compensation Committee determined the appropriate mix of performance shares and restricted stock to be granted to our named executive officers. For 2013, the Compensation Committee determined that a split of 60% of performance shares and 40% of restricted stock awards was the appropriate balance for Mr. van Paasschen, a split of 50% performance share and 50% restricted stock was appropriate for the other named executive officers except Mr. Rivera, and a split of 40% performance shares and 60% restricted stock was appropriate for Mr. Rivera (due to his position as a Division Co-President).

Time-based equity awards. Restricted stock awards provide some measure of mitigation of business cyclicality while maintaining a direct tie to share price, and provide a strong retention incentive for our executive talent. Recognizing that a significant percentage of the annual equity grant is performance-based, and thus at risk on a “cliff” basis, the 2013 restricted stock awards vest evenly over three years. This ratable vesting schedule is updated from the vesting schedule that applied to our 2012 restricted

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stock awards, which instead generally vested on a “cliff” basis at the end of the three-year vesting period.

The number of performance shares and shares of restricted stock actually awarded was calculated by dividing the appropriate percentage of the award value by the closing price of a share as of the day prior to the grant date. Based on the factors set forth above, including our performance, and the individual performance of each named executive officer in 2012 (as discussed in our 2013 proxy statement), the Compensation Committee believes that the quantity of and value represented by our equity award grants in 2013 were appropriate.

Benefits and Perquisites

Base salary and incentive compensation were supplemented for 2013 by limited benefits and perquisites, as described below.

Perquisites. As reflected in the 2013 Summary Compensation Table on page 50 of this proxy statement, we provide certain limited perquisites to select named executive officers when necessary to provide an appropriate compensation package, including in connection with enabling the executives and their families to smoothly transition from previous positions which may require relocation. For example, Mr. van Paasschen may use our company airplane whenever reasonable for both personal and business travel and our other named executive officers may use the airplane whenever air travel is required for business. Depending on availability, family members of executive officers are permitted to accompany our executives on our company airplane. We also provide Mr. van Paasschen with the use of a driver and car service in the New York metropolitan area for business purposes (including commuting to and from work) and tax preparation services. The cost of these perquisites is imputed as income to the executive and the incremental fair value for such travel is included in the All Other Compensation column in the 2013 Summary Compensation Table on page 50 of this proxy statement. The executive is fully responsible, however, for any associated tax liability under the terms of his new employment agreement. We also reimburse named executive officers generally for travel expenses and other out-of-pocket costs incurred with respect to attendance by their spouses at one meeting of the Board of Directors each year.

Retirement Benefits. We maintain a tax-qualified retirement savings plan pursuant to CodeSection 401(k) (which plan we refer to as the Savings Plan) for a broadly-defined group of eligible employees that includes the named executive officers. Eligible employees may contribute a portion of their eligible compensation to the Savings Plan on a before-tax basis, subject to certain limitations prescribed by the Code. We matched 100% of the first 1% of eligible compensation and 50% of the next 6% of eligible compensation that an eligible employee contributes. These matching contributions, as adjusted for related investment returns, become fully vested upon the eligible employee’s completion of two years of service with us. Our named executive officers, in addition to certain other eligible employees, are permitted to make additional deferrals of base pay and regular annual incentive awards under our nonqualified deferred compensation plan under which deferrals are not matched. Additionally, during 2013, we adopted a Savings Restoration Plan that provides certain eligible employees, including our named executive officers, with a company contribution of 4% of their annual plan-qualified earnings that are in excess of the Savings Plan limitations prescribed by the Code. These plans are discussed in further detail under the section entitled 2013 Nonqualified Deferred Compensation Table on page 53 of this proxy statement.

Change in Control Arrangements

Under Company policy, we are required to seek stockholder approval of severance agreements with executive officers that provide “Benefits” (as defined in the policy) in excess of 2.99 times base salary plus such officer’s most recent annual incentive award. In 2006, the Board reviewed the change in control arrangements then in place with our named executive officers and decided to enter into new change in control agreements with our named executive officers at that time, which included Messrs. Prabhu and Siegel. In connection with the hiring of Mr. Turner in May 2008 as President, Global Development, we entered into change in control arrangements with Mr. Turner and amended and restated our change in control arrangements with Messrs. Prabhu and Siegel. We entered into a new change in control arrangement with Mr. Rivera in conjunction with his promotion in 2012. These new change in control arrangements are similar; however, pursuant to our 2008 policy decision to cease providing tax gross-ups in change in control agreements, the arrangements with Messrs. Rivera and Turner do not provide for a tax gross-up if the benefits payable thereunder are subject to the excise tax under Section 280G of the Code. Instead, the benefits provided are reduced to the point that it would be more

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advantageous to the executive to pay the excise tax rather than reduce benefits further. We also included change in control arrangements in Mr. van Paasschen’s employment agreement, but eliminated the excise tax gross-up features.

These change in control arrangements are described in more detail in the section entitled Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement. The change in control severance agreements are intended to promote stability and continuity of senior management. We believe that the provision of severance pay to these named executive officers upon a change in control aligns their interests with those of stockholders. By making severance pay available, we are able to mitigate executive concern over employment termination in the event of a change in control that benefits stockholders. In addition, the acceleration of future grants of equity compensation vesting only in connection with certain changes in control (or certain qualified terminations following certain changes in control) track market practices and provides these named executive officers with protection against equity forfeiture due to all-encompassing company changes or subsequent qualifying terminations and ample incentive to achieve Company goals, including facilitating a sale of the Company at the highest possible price per share, which would benefit both stockholders and executives. In addition, we acknowledge that seeking a new senior position is a long and time-consuming process. Lastly, each severance agreement permits the executive to maintain certain benefits for a period of two years following termination and to receive outplacement services. The aggregate effect of our change in control provisions is intended to focus executives on maximizing value to stockholders. In addition, should a change in control occur, benefits will be paid only after a “double trigger” event as described in the section entitled Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement. We believe benefit levels have been set to be competitive with peer group practices.

Additional Severance Arrangements

In 2007, we entered into a letter agreement with Mr. Prabhu clarifying that, pursuant to his employment agreement dated November 13, 2003, his severance included the acceleration of 50% of unvested stock options in the event that his employment was terminated without cause by us or by him for good reason. Similarly, in 2004, we entered into a letter agreement with Mr. Siegel that currently provides that if his employment was terminated without cause by us, his benefit under his employment agreement would equal 12 months of base salary and 100% of his target annual incentive. These letter agreements formally documented Messrs. Siegel and Prabhu’s existing severance arrangements as part of their employment with us. These additional severance arrangements are described in more detail below in the section entitled Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement.

New 2013 Employment Agreement with Mr. van Paasschen

Effective April 18, 2013, we entered into a new employment agreement with Mr. van Paasschen, which new agreement supersedes his prior agreement dated December 30, 2008. The employment agreement has an initial term ending December 31, 2016, and then will renew on an annual basis unless either party timely elects not to renew the agreement. The new employment agreement provides Mr. van Paasschen with a base salary of at least $1,250,000, and allows for continued participation in the Executive Plan, with an annual bonus targeted at 200% of base salary, and actual payments ranging from 0% to 400% of base salary depending on performance against objectives set by the Board of Directors. In addition, Mr. van Paasschen continues to be eligible to participate in the LTIP, and his annual LTIP awards consist of value opportunities that range from $5,500,000 to $9,500,000, with a target of $7,500,000. These values reflect “expected” or “target” levels, but the value of such awards upon vesting will vary based on Starwood’s share price movement and performance versus long-term performance objectives (as appropriate). Consistent with the prior agreement, Mr. van Paasschen will continue to receive certain limited perquisites and personal benefits (such as the use of a driver and car service for business purposes and private aircraft service for business travel, with any permitted personal use being imputed as income consistent with established practice, or as otherwise agreed), but will no longer receive any excise tax gross-ups on such benefits. Severance arrangements provided for under the new employment agreement are described in more detail below in the section entitled Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement. In 2013, we did not enter into any other employment agreement with any other named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Potential Impact on Compensation for Executive Misconduct

If the Board of Directors determines that an executive officer has engaged in misconduct, the Board of Directors may take a range of actions to remedy the misconduct. In 2011, the Compensation Committee adopted an incentive recoupment policy that allows us to recover any annual incentive payment or long-term incentive award to any individual executive at the senior vice president level or above, including our named executive officers, if the Board of Directors determines that:

•	we are required to prepare an accounting financial restatement due to material non-compliance with any financial reporting requirement under applicable securities laws and the compensation payment previously made was based on erroneous data; or

•	the executive engaged in intentional misconduct that caused or substantially caused the need for a financial restatement and a lower payment would have been made to the executive based upon the restated financial results.

In such circumstances we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. In addition, our LTIP provides that the Compensation Committee may cancel, suspend, withhold or otherwise restrict or limit any long-term incentive award to any participant under the LTIP, including executive officers, if the Compensation Committee determines that such participant engaged in misconduct.

Background Information on the 2013 Executive Compensation Program

Use of Peer Data

In determining competitive compensation levels for 2013 compensation decisions, the Compensation Committee reviewed data prepared by Meridian, its independent compensation consultants, that reflected compensation practices for executives in hotel and property management companies. Due to the limited number of direct competitors of similar scale and global brand portfolio, a robust peer community required expanding beyond these organizations to companies in related industries with a strong brand focus, and/or with similar talent needs (for example, hospitality/entertainment industries, brand-dependent companies, and companies of similar size, scale and complexity). These companies selected from related industries were also reflective of the entities with whom we have historically competed to attract executive talent. In addition, to assess the appropriateness of including a potential peer company in our peer group, the following four screening criteria were primarily used:

•	revenue size with stronger consideration given to companies within a range of one-third to three times our revenue (the median 2012 revenue for the peer group was $10.558 billion, and our 2012 revenue was $6.321 billion);

•	market capitalization with stronger consideration given to companies within a range of one-third to three times our market capitalization (the median market capitalization for the peer group as of December 31, 2012 was $13.571 billion, and our market capitalization as of December 31, 2012 was $11.077 billion);

•	EBITDA with stronger consideration given to companies within a range of one-third to three times our EBITDA (the median 2012 EBITDA for the peer group was $1.695 billion, and our 2012 EBITDA was $1.390 billion); and

•	international sales as a percentage of total sales (the median 2012 international sales percentage for the peer group was 37%, and our 2012 international sales as a percentage of total sales was 46%).

We also considered these criteria in light of our business in owning and managing properties, which we believe reflects the scope of responsibilities of our management team. In particular, given Starwood’s global scope and unique role in managing property revenues beyond those captured in its financial statements, four companies that are outside of the revenue or EBITDA criteria outlined above were included in the peer group. The Compensation Committee along with our management frequently reviews the peer group to ensure it represents a relevant market perspective. A review of the peer group was carried out by Meridian in 2013, and the constituents of the peer group remained unchanged for use in 2013.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee utilized the peer group for a broad set of comparative purposes for 2013, including levels of total compensation for executives and directors, pay mix, incentive plan design and equity usage and other terms of employment. We believe that by conducting the competitive analysis using a broad peer group, which includes companies outside the hospitality industry, we are able to attract and retain talented executives from outside the hospitality industry. Our experience has proven that key executives with diversified experience prove to be major contributors to our continued growth and success.

The peer group approved by the Compensation Committee for 2013 is set out below. We expect that it will be necessary to update the list periodically.

• Avon Products, Inc.	• MGM Resorts International
• Carnival Corporation and Carnival PLC*	• NIKE, Inc.
• The Estée Lauder Companies, Inc.	• Ralph Lauren Corporation
• H.J. Heinz Company**	• Royal Caribbean Cruises Ltd.
• Host Hotels & Resorts, Inc.	• Simon Property Group, Inc.
• Hyatt Hotels Corporation	• Starbucks Corporation
• InterContinental Hotels Group PLC	• V.F. Corporation
• Kellogg Company	• The Walt Disney Corporation
• Limited Brands, Inc.	• Wyndham Worldwide Corporation
• Marriott International, Inc.	• Yum! Brands, Inc.
*	Carnival Corporation and Carnival PLC are public companies with separate listings and stockholders but operate as if they are a single economic enterprise.
**	H.J. Heinz Company was acquired June 7, 2013 and will therefore cease be included in the peer group

In performing its competitive analysis for 2013, the Compensation Committee reviewed:

•	base pay;

•	target and actual total cash compensation, consisting of salary, target and actual annual incentive awards in prior years;

•	direct total compensation consisting of salary, target and actual annual incentive awards, and the expected value of total long-term incentives; and

•	retirement benefits.

When establishing target compensation levels for 2013, the Compensation Committee reviewed peer group data on payments to named executive officers as reported in proxy statements available as of February 2013 as provided by Meridian. As outlined in the Design and Operation of Starwood’s 2013 Executive Compensation Program section beginning on page 31, Starwood broadly targets total compensation opportunities at the median (50th percentile) of the market for target performance levels; however, we also review the range of values around the median, including out to the 25th and 75th percentiles. Despite these initial actions, however, we believe that benchmarking alone does not provide a complete basis for establishing compensation levels or design practices under our programs. As a result, actual individual compensation may be above or below our targeted levels based on company and individual performance, key responsibilities, unique market demands, and experience level, as analyzed each year and as further described above.

Tax Considerations

Section 162(m) generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the chief executive officer and to each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met. Although the Compensation Committee may take actions intended to limit the impact of Section 162(m), the Compensation Committee also believes that the tax deduction is only one of several relevant considerations in setting named executive officer compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain named executive officer compensation arrangements that will attract and retain the executive

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COMPENSATION DISCUSSION AND ANALYSIS

talent to allow us to compete successfully in our industry. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Share Ownership Guidelines

We have adopted share ownership guidelines for our executive officers, including the named executive officers. Pursuant to the guidelines, the named executive officers, including the Chief Executive Officer, are required to hold a number of shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple is six times base salary, for Mr. Rivera, Division Co-President, the multiple is three times base salary, and for the other named executive officers, the multiple is four times base salary. This multiple is reduced by one times base salary, however, for executives that are retirement eligible. A retention requirement of 35% is applied to restricted shares upon vesting (net shares after tax withholding) and shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance. Shares owned, stock equivalents (vested/unvested restricted stock units) and unvested restricted stock (pre-tax) count towards meeting ownership targets. However, unexercised stock options and unearned performance-based equity do not count towards meeting the target. Officers have five years from the date of hire or, if later, the date they first become subject to the policy, to meet the ownership requirements. All named executive officers were in compliance with share ownership guidelines as of December 31, 2013.

Equity Grant Practices

Determination of Option Exercise Prices. Historically, the Compensation Committee has granted stock options with an exercise price equal to the fair market value of a share on the grant date. Under our 2004 LTIP, the fair market value of our common stock on a particular date was determined as the average of the high and low trading prices of a share on the NYSE on that date. Under the new 2013 LTIP, and for awards granted in 2014 and beyond, the fair market value of our common stock on a particular date will be determined as the closing price of a share on the NYSE as of the last business day prior to such date. Currently, the Compensation Committee does not grant stock option awards as part of its compensation program.

Timing of Equity Grants. For 2013, the Compensation Committee made annual equity compensation grants to named executive officers on February 28, 2013 which date followed its first regularly scheduled meeting that occurred after the release of our earnings for 2012. The timing of this meeting was determined based on factors unrelated to the pricing of equity grants. The Compensation Committee (or its delegates), however, had discretion under unusual circumstances to award grants at other times in the year.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation and Option Committee of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation and Option

Committee of the Board of Directors

Thomas E. Clarke, Chairman

Adam M. Aron

Clayton C. Daley, Jr.

Lizanne Galbreath

Thomas O. Ryder

Risk Assessment

In setting compensation, our Compensation Committee also considers the risks to our stockholders, and to us as a whole, arising out of our compensation programs. In March 2014, management reviewed and assessed the risk profile of our compensation programs. Meridian participated in the process. The review considered risk determining characteristics of the overall structure and individual components of our company-wide compensation program, including our base salaries, incentive plans and equity plans. A report of the findings was provided to the Compensation Committee for its review and consideration. Following this assessment, we believe that we have instituted policies that do not create incentives for our executive officers or other employees to take risks that are reasonably likely to have a material adverse effect on the company. For example:

•	Balance of Compensation: Across the company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance, our compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

•	Objective Formula and Pre-established Performance Measures Dictate Annual Incentives: Under the Executive Plan, payment of annual incentives to our named executive officers is subject to the satisfaction of specific company-wide annual performance targets determined under an incentive formula established by our Compensation Committee within the first 90 days of each fiscal year. Similarly, our employees other than the named executive officers that are eligible to receive an annual incentive receive such incentive subject to the satisfaction of specific company-wide annual performance targets determined under an incentive formula established by our Compensation Committee. These performance targets are directly and specifically tied to one or more of the following company-wide business criteria: EBITDA, consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or EPS for the applicable fiscal year.

•

Minimum Performance and Maximum Payout Levels for Annual Incentives: Each year our Compensation Committee establishes within the first 90 days a threshold level of adjusted EBITDA that we must achieve in order for any annual incentive to be paid to our named executive officers or other company employees eligible to receive an annual incentive for any given year. The Executive Plan also specifies a maximum incentive amount, in dollars, that may be paid to any executive officer for any 12-month performance period. In addition, under our design and operation

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EXECUTIVE COMPENSATION

of the Executive Plan, we have established maximum incentive award amounts for the achievement of financial goals (200% of target awards for the portion of the awards relating to those goals) and strategic/operational/leadership goals (175% of target awards for the portion of the awards relating to those goals), which amounts are below the maximum incentive amount specified under the Executive Plan. As a result of this threshold performance requirement and the design and operation of our Executive Plan, incentive compensation is payable under our incentive plans only upon the attainment of performance targets related to business criteria that are in the interests of our stockholders.

•	Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining our long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term.

•	Share Ownership Guidelines: Our share ownership guidelines require our executive officers, including the named executive officers, to hold that number of shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple is six times base salary, for Mr. Rivera, Division Co-President, the multiple is three times base salary, and for the other named executive officers, the multiple is four times base salary. This multiple is reduced one times base salary, however, for executives that are retirement eligible. A retention requirement of 35% is applied to restricted shares upon vesting (net shares after tax withholding) and shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance. See the section entitled Share Ownership Guidelines beginning on page 47 of this proxy statement for a description of the securities that count towards meeting the target and other considerations.

•	Restrictions on Related Person Transactions: We have a corporate opportunity and related person transaction approval process regarding the review, approval and ratification by our Governance Committee of all transactions with related persons, executive officers, and their respective family members and/or corporate affiliates. See the section entitled Certain Relationships and Related Transactions beginning on page 64 of this proxy statement for a complete description of this policy.

•	Incentive Recoupment Policy: We have an incentive recoupment policy that allows us to recover any annual incentive payment or long-term incentive payment to any individual executive at the senior vice president level and above, including our named executive officers in the event of a financial restatement. See the section entitled Potential Impact on Compensation for Executive Misconduct beginning on page 45 of this proxy statement for more information.

•	Anti-Hedging Policy: We have an anti-hedging policy that restricts all officers and directors from engaging in short sales, entering into any derivative transactions, such as swaps, straddles, puts, or calls, or engaging in any hedging or monetization transactions, such as collars or forward sale contracts, that are directly linked to our shares.

•	Anti-Pledging Policy: In 2014, we adopted a new anti-pledging policy that restricts our directors and executive officers, including our named executive officers, from pledging, hypothecating or otherwise encumbering company stock or equity securities as collateral for indebtedness.

•	Internal Processes Further Restrict Risk: We have in place additional processes to limit risk to us from our compensation programs. Specifically, we have financial policies that restrict the amount of capital that any individual may deploy absent obtaining internal approvals, which reduce the risk of inappropriate expenditures by an individual. Further, the processes and controls associated with respect to our compensation programs are audited each year to ensure that expenditures have been approved within our guidelines and by required approval authorities. In addition, we engage Meridian as an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist us with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

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EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The table below sets forth a summary of the compensation earned by the named executive officers for the past three years:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Frits van Paasschen President and Chief Executive Officer	2013	1,250,000	—	7,056,200	—	2,528,750	78,744	10,913,694
	2012	1,250,000	—	4,327,101	1,172,036	2,300,000	53,902	9,103,039
	2011	1,250,000	—	3,997,530	1,125,465	2.450,000	32,863	8,855,858
Vasant M. Prabhu Vice Chairman and Chief Financial Officer	2013	766,785	—	2,866,723	—	774,453	10,200	4,418,161
	2012	764,279	—	2,310,809	639,296	705,443	10,000	4,429,827
	2011	751,750	—	2,174,427	630,256	736,715	11,198	4,304,346
Sergio D. Rivera Co-President, The Americas	2013	732,830	—	1,676,062	—	742,346	116,495	3,267,733
	2012	669,912	—	1,258,469	255,726	1,764,240	26,894	3,972,541

Kenneth S. Siegel Chief Administrative Officer, General Counsel and Secretary	2013	638,490	—	1,949,322	—	636,814	10,200	3,234,826
	2012	638,490	12,770	1,476,605	404,877	587,411	10,000	3,130,153
	2011	638,490	—	1,600,725	461,442	625,720	11,981	3,338,358
Simon M. Turner President, Global Development	2013	766,785	—	3,210,698	—	793,815	10,200	4,781,498
	2012	763,991	—	1,310,690	1,065,480	705,443	10,000	3,855,604
	2011	733,142	—	1,314,216	1,125,465	735,020	9,800	3,917,643
(1)	Represents salary actually earned during the fiscal year listed.
(2)	Represents a lump sum cash payment equal to 2% of Mr. Siegel’s 2012 base salary, which lump sum payment was provided instead of a salary increase for 2012.
(3)	Represents for 2013 the grant date fair value for restricted stock and performance share awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. For additional information, refer to Note 21 of our financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2013. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the named executive officers. Amounts reported for the performance share awards are based on the probable outcome of the applicable market condition (relative total shareholder return). There is no grant date fair value below or in excess of the reported amounts for the performance shares. See the 2013 Grants of Plan-Based Awards Table on page 51 of this proxy statement for more information on awards granted in 2013.
(4)	Represents the grant date fair value for stock options granted during the year computed in accordance with ASC 718. For additional information, refer to Note 21 of our financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2013. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the named executive officers.
(5)	Represents for 2013 cash awards paid in March 2014 with respect to performance in 2013, as discussed under the section entitled 2013 Incentive Compensation beginning on page 35 of this proxy statement.
(6)	The amounts reported in “All Other Compensation” for 2013 include our contributions to the Savings Plan of $10,200 for each named executive officer, life insurance premiums for Mr. van Paasschen, chauffeured car service for Mr. van Paasschen of $37,109, tax preparation fee for Mr. van Paasschen of $19,036, company reimbursement for Mr. Rivera’s relocation of $62,271, and tax gross-up payments (including a payment to Mr. Rivera in the amount of $36,974). Otherwise, each officer’s perquisites and personal benefits for 2013 are less than $10,000, and no other item reported in this column for 2013 has a value that exceeds $10,000.

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EXECUTIVE COMPENSATION

2013 Grants of Plan-Based Awards Table

The table below sets forth a summary of the grants of plan-based awards to the named executive officers made during 2013:

Name	Grant Date(1)	Compensation Committee Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
van Paasschen	2/28/13	2/15/13	—	—	—	—	59,910	119,820	—	4,656,205
	2/28/13	2/15/13	—	—	—	—	—	—	39,940	2,399,995
	—	—	1,000,000	2,500,000	5,000,000	—	—	—	—	—
Prabhu	2/28/13	2/15/13	—	—	—	—	20,802	41,604	—	1,616,731
	2/28/13	2/15/13	—	—	—	—	—	—	20,802	1,249,992
	—	—	306,714	766,785	1,533,570	—	—	—	—	—
Rivera	2/28/13	2/15/13	—	—	—	—	9,985	19,970	—	776,034
	2/28/13	2/15/13	—	—	—	—	—	—	14,978	900,028
	—	—	293,998	734,996	1,469,992	—	—	—	—	—
Siegel	2/28/13	2/15/13	—	—	—	—	14,145	28,290	—	1,099,349
	2/28/13	2/15/13	—	—	—	—	—	—	14,145	849,973
	—	—	255,396	638,490	1,276,980	—	—	—	—	—
Turner	2/28/13	2/15/13	—	—	—	—	23,298	46,596	—	1,810,721
	2/28/13	2/15/13	—	—	—	—	—	—	23,298	1,399,977
	—	—	306,714	766,785	1,533,570	—	—	—	—	—
(1)	The grant date for stock awards differs from the Compensation Committee approval date in accordance with the procedure outlined in the section entitled Equity Grant Practices beginning on page 47 of this proxy statement.
(2)	Represents the potential values of the awards granted to the named executive officers for annual incentive awards for 2013. See the section entitled 2013 Incentive Compensation beginning on page 35 of this proxy statement for more information about these awards.
(3)	Represents the potential number of performance shares granted to the named executive officers in 2013. See the section entitled 2013 Long-Term Incentive Compensation beginning on page 40 of this proxy statement for more information about these awards.
(4)	Represents the restricted stock awards granted to the named executive officers in 2013, for which dividends are accrued and paid upon vesting. This award vests on the third anniversary of the grant date, except with respect to Mr. Siegel, whose award vests quarterly in equal installments over three years due to his retirement-eligible status, as defined in the LTIP. See the section entitled 2013 Long-Term Incentive Compensation beginning on page 40 of this proxy statement for more information about these awards.
(5)	Represents the grant date fair value of the stock awards disclosed in this table as of their respective grant dates in accordance with ASC 718. For additional information, refer to Note 21 of our financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2013. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the named executive officers.

See the section entitled Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement for additional information regarding employment agreements for the named executive officers. See the section entitled 2013 Pay for Performance Analysis beginning on page 29 of this proxy statement for additional information regarding the amount of salary and bonus in proportion to total compensation for the named executive officers.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table provides information on the current holdings of stock options and stock awards by the named executive officers as of December 31, 2013. This table includes unexercised and unvested stock options, unvested restricted stock, unvested restricted stock units and unearned performance shares. Each equity grant is shown separately for each named executive officer. The market value of the stock awards is based on the closing price of a share on December 31, 2013, the last business day of the fiscal year, which was $79.45.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
van Paasschen	2/28/2008	102,870	—	48.61	2/28/2016	—		—	—	—
	2/26/2010	61,299	20,432	38.24	2/26/2018	—		—	—	—
	2/28/2011	25,498	25,497	61.28	2/28/2019	—		—	—	—
	2/28/2012	15,608	46,824	55.06	2/28/2020	—		—	—	—
	2/28/2011	—	—	—	—	61,195	(2)	4,861,973	—	—
	2/28/2012	—	—	—	—	74,918	(2)	5,952,235	—	—
	3/1/2012	—	—	—	—	4,998	(3)	397,091	—	—
	2/28/2013	—	—	—	—	—		—	59,910	4,759,850
	2/28/2013	—	—	—	—	39,940	(2)	3,173,233	—	—
Prabhu	2/26/2010	—	12,259	38.24	2/26/2018	—		—	—	—
	2/28/2011	—	14,278	61.28	2/28/2019	—		—	—	—
	2/28/2012	—	25,540	55.06	2/28/2020	—		—	—	—
	2/28/2011	—	—	—	—	34,269	(2)	2,722,672	—	—
	2/28/2012	—	—	—	—	40,865	(2)	3,246,724	—	—
	3/1/2012	—	—	—	—	1,502	(3)	119,334	—	—
	2/28/2013	—	—	—	—	—		—	20,802	1,652,719
	2/28/2013	—	—	—	—	20,802	(2)	1,652,719	—	—
Rivera	2/28/2007	20,723	—	65.15	2/28/2015	—		—	—	—
	2/28/2008	5,000	—	48.61	2/28/2016	—		—	—	—
	2/26/2010	—	4,904	38.24	2/26/2018	—		—	—	—
	2/28/2011	6,120	6,119	61.28	2/28/2019	—		—	—	—
	2/28/2012	3,406	10,216	55.06	2/28/2020	—		—	—	—
	2/28/2011	—	—	—	—	14,687	(2)	1,166,882	—	—
	2/28/2012	—	—	—	—	16,346	(2)	1,298,690	—	—
	3/01/2012	—	—	—	—	2,168	(4)	172,248	—	—
	8/1/2012	—	—	—	—	5,550	(2)	440,948	—	—
	2/28/2013	—	—	—	—	—		—	9,985	793,308
	2/28/2013	—	—	—	—	14,978	(2)	1,190,002	—	—
Siegel	2/26/2010	—	1,941	38.24	2/26/2018	—		—	—	—
	2/28/2011	—	6,531	61.28	2/28/2019	—		—	—	—
	2/28/2012	—	12,131	55.06	2/28/2020	—		—	—	—
	2/28/2011	—	—	—	—	2,090	(2)	166,051	—	—
	2/28/2012	—	—	—	—	10,782	(2)	856,630	—	—
	3/1/2012	—	—	—	—	1,276	(3)	101,378	—	—
	2/28/2013	—	—	—	—	—		—	14,145	1,123,820
	2/28/2013	—	—	—	—	14,145	(2)	1,123,820	—	—
Turner	2/26/2010	—	31,875	38.24	2/26/2018	—		—	—	—
	2/28/2011	—	25,497	61.28	2/28/2019	—		—	—	—
	2/28/2012	—	42,567	55.06	2/28/2020	—		—	—	—
	2/28/2011	—	—	—	—	20,398	(2)	1,620,621	—	—
	2/28/2012	—	—	—	—	22,703	(2)	1,803,753	—	—
	3/1/2012	—	—	—	—	1,500	(3)	119,175	—	—
	2/28/2013	—	—	—	—	—		—	23,298	1,851,026
	2/28/2013	—	—	—	—	23,298	(2)	1,851,026	—	—
(1)	These options generally vest in equal installments on the first, second, third and fourth anniversary of their grant date. As of September 4, 2010, Mr. Siegel’s 2010, 2011 and 2012 awards vest quarterly in equal installments over four years due to his retirement-eligible status, as defined in the LTIP. As of December 15, 2014, Mr. Prabhu’s awards will vest quarterly due to his retirement-eligible status, as defined in the LTIP.

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(2)	For awards granted in 2011 and 2012, the restricted stock or restricted stock units generally vest 100% on the third anniversary of their grant. As of September 4, 2010, Mr. Siegel’s 2011 and 2012 awards vest quarterly in equal installments due to his retirement eligible status, as defined in the LTIP. For awards granted in 2013, the restricted stock or restricted stock units generally vest in equal installments on the first, second, and third anniversaries of their grant date.
(3)	These restricted stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant, and are distributed on the earlier of: (a) the third fiscal year-end or (b) a termination of employment. Shares underlying the restricted stock units that vested as of December 31, 2013, but which shares will not be distributed to the named executive officers until December 31, 2014, are non-forfeitable with respect to each named executive officer and will be included in the Option Exercises and Stock Vested table for the year in which they are settled.
(4)	These shares of restricted stock vest in equal installments on the first and second anniversaries of their grant but may vest on an earlier basis upon Mr. Rivera’s death, disability or retirement or upon a change in control. If Mr. Rivera is terminated without cause, he will forfeit any unvested shares but will receive payment for the remaining unvested portion of the initially deferred annual incentive award upon which these awards are based. Shares are distributed upon vesting.

2013 Option Exercises and Stock Vested Table

The following table discloses, for each named executive officer, (1) option awards representing shares acquired pursuant to exercise of stock options during 2013; and (2) stock awards representing (a) shares of restricted stock that vested in 2013 and (b) shares acquired in 2013 on account of vesting of restricted stock units. The table also discloses the value realized by each named executive officer for each such event, calculated prior to the deduction of any applicable withholding taxes and brokerage commissions.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
van Paasschen	338,379	16,537,677	114,837	7,092,700
Prabhu	339,962	9,544,402	63,886	3,856,903
Rivera	71,335	3,470,792	27,968	1,648,702
Siegel	222,633	7,193,907	24,376	1,658,324
Turner	596,266	21,899,789	21,349	1,344,175

2013 Nonqualified Deferred Compensation Table

The Company’s Deferred Compensation Plan (or Plan) permits eligible executives, including our named executive officers, to defer up to 100% of their Executive Plan cash incentive award, as applicable, and up to 75% of their base salary for a calendar year. We do not contribute to the Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
van Paasschen	—	—	16,602	—	1,297,605(2)
Prabhu	—	—	—	—	—
Rivera	—	—	—	—	—
Siegel	—	—	—	—	—
Turner	—	—	—	—	—
(1)	This amount is not included in the 2013 Summary Compensation Table on page 50 of this proxy statement.
(2)	$575,000 of this amount previously was reported as salary in the prior years’ Summary Compensation Tables.

Deferral elections are made in December for base salary paid in pay periods beginning in the following calendar year. Deferral elections are made in June for annual incentive awards that are earned for performance in that calendar year but paid in the beginning of the following year. Deferral elections are irrevocable.

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Elections as to the time and form of payment are made at the same time as the corresponding deferral election. A participant may elect to receive payment on February 1 of a calendar year while still employed or either 6 or 12 months following employment termination. Payment is made immediately in the event a participant terminates employment on account of death or disability or on account of certain changes in control of the Company. A participant may elect to receive payment of his account balance in either a lump sum or in annual installments, so long as the account balance exceeds $50,000; otherwise payment is made in a lump sum.

If a participant elects an in-service distribution, the participant may change the scheduled distribution date or form of payment so long as the change is made at least 12 months in advance of the scheduled distribution date. Any such change must provide that distribution will commence at least five years later than the scheduled distribution date. If a participant elects to receive a distribution upon employment termination, that election and the corresponding form of payment election are irrevocable. Withdrawals for hardship that result from an unforeseeable emergency are available, but no other unscheduled withdrawals are permitted.

The Plan uses the investment funds listed below as potential indices for calculating investment returns on a participant’s Plan account balance. The deferrals the participant directs for investment into these funds are adjusted based on a deemed investment in the applicable funds. The participant does not actually own the investments that he selects. We may, but are not required to, make identical investments pursuant to a variable universal life insurance product (when we do, participants have no direct interest in this life insurance).

Name of Investment Fund	1-Year Annualized Rate of Return (as of 12/31/2013)
NVIT Money Market — Class V	-0.25%
PIMCO VIT Total Return — Admin Shares	-2.20%
Fidelity VIP High Income — Service Class	5.61%
NVIT Inv Dest Moderate — Class 2	16.34%
T. Rowe Price Equity Income — Class II	29.08%
Dreyfus Stock Index — Initial Shares	31.70%
Fidelity VIP II Contrafund — Service Class	30.82%
NVIT Mid Cap Index Class I	32.72%
Dreyfus IP Small Cap Stock Index — Service Shares	40.36%
NVIT International Index — Class 2	21.06%
Invesco V.I. International Growth — Series I Shares	18.72%

On October 22, 2013, we established the Starwood Savings Restoration Plan for the benefit of certain eligible employees, including our named executive officers. Under the Savings Restoration Plan, we will make contributions to participants who, for each calendar year beginning on or after January 1, 2013 (i) are credited with certain performance share or unit awards under our LTIP and (2) make the maximum elective deferrals permitted under the Savings Plan for that year. Our contribution will be equal to 4.0% of a participant’s plan-qualified compensation for the year that is in excess of the Savings Plan limitations prescribed by the Code. The Savings Restoration Plan is an unfunded plan. Our contributions under the Savings Restoration Plan will be credited to individual participant accounts. Participants will be fully vested in such accounts upon completion of two years of service, as determined in accordance with the Savings Plan, or, if earlier, as of any other date the participant’s matching contributions under the Savings Plan become 100% non-forfeitable. Participant accounts will be credited at the end of each calendar quarter with deemed investment income for the quarter on the amounts in such accounts based on the annual 30-year Treasury Securities rate of interest (or such other deemed investment as the Savings Restoration Plan administrator may designate). The vested balance in a participant’s account generally will be distributed in the form of a single cash payment (subject to any applicable tax and other withholding) during a two-month period beginning on a designated payment date. The timing for distribution of participant accounts is intended to satisfy the requirements under Section 409A of the Code. Beneficiaries for participant accounts may be designated by participants as described in the Savings Restoration Plan, and the Savings Restoration Plan also contains procedures by which a participant may make a claim for due and payable benefits.

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Potential Payments Upon Termination or Change in Control

We provide certain benefits to our named executive officers in the event of employment termination, both in connection with a change in control and otherwise. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our Savings Plan, disability insurance benefits and life insurance benefits. These benefits are described below.

Termination Before Change in Control: Involuntary Other than for Cause, Voluntary for Good Reason, Death or Disability

Pursuant to Mr. van Paasschen’s employment agreement, if Mr. van Paasschen’s employment is terminated by us without cause or by Mr. van Paasschen for good reason, we will pay Mr. van Paasschen as severance benefits, subject to a release of claims for certain payments: (1) any accrued benefits; (2) two times the sum of his base salary and target annual incentive; and (3) a prorated annual incentive for the year of termination. Mr. van Paasschen’s equity and other long-term incentive grants will vest or not vest in accordance with the terms of such awards, provided that his long-term performance-based grants will vest on a pro rata basis with respect to any service-based vesting requirements, and will be paid based on actual performance. If Mr. van Paasschen’s employment were terminated because of his death or permanent disability, Mr. van Paasschen (or his estate) would be entitled to receive, subject to a release of claims for certain payments and in addition to any accrued benefits, a prorated target annual incentive for the year of termination. In addition, the unvested portion of Mr. van Paasschen’s equity and other long-term incentive grants subject to service-based vesting (and outstanding for at least six months) will immediately and fully vest on the date of the termination, and his stock options will be exercisable until the earlier of (a) one year following the date of termination or (b) the original expiration date of such options. In addition, Mr. van Paasschen’s long-term performance-based grants that were granted in years prior to the year in which his death or disability occurs (or that have been outstanding for longer than the applicable performance period) shall vest on a pro rata basis according to the number of days he was employed during the applicable service period with respect to any service-based vesting requirement, and then will be paid based on actual performance.

Pursuant to his employment agreement, as supplemented by the letter agreement dated August 14, 2007, if Mr. Prabhu’s employment is terminated by us for any reason other than for cause or by Mr. Prabhu for good reason, Mr. Prabhu will receive severance benefits of 12 months of base salary (subject to a release of claims) and we will continue to provide medical benefits coverage for up to 12 months after the date of termination. In addition, we will accelerate the vesting of 50% of Mr. Prabhu’s unvested restricted stock and options. If Mr. Prabhu’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Pursuant to Mr. Rivera’s employment agreement, as supplemented by the letter agreement dated August 27, 2012, if Mr. Rivera’s employment is terminated by us for any reason other than for cause, Mr. Rivera will receive severance benefits of 12 months of base salary (subject to a release of claims) and we will continue to provide medical benefits coverage for 12 months after the date of termination. The receipt of such severance benefits is subject to and conditioned upon Mr. Rivera’s compliance with his agreement not to engage in competitive activities or solicit employees for a period of 12 months after the date of termination. If Mr. Rivera’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Pursuant to Mr. Siegel’s employment agreement, as supplemented by the letter agreement dated July 22, 2004, in the event Mr. Siegel’s employment is terminated by us for any reason other than for cause, Mr. Siegel will receive severance benefits of 12 months of base salary (subject to a release of claims) plus 100% of his target annual incentive and we will continue to provide medical benefits coverage for up to 12 months after the date of termination. If Mr. Siegel’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Pursuant to Mr. Turner’s employment agreement, if Mr. Turner’s employment is terminated by us for any reason other than for cause or by Mr. Turner for good reason, Mr. Turner will receive severance benefits of 12 months of base salary (subject to a release of claims) and we will continue to provide medical

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benefits coverage for up to 12 months after the date of termination. The receipt of such severance benefits is subject to and conditioned upon Mr. Turner’s compliance with his agreement not to engage in competitive activities or solicit employees for a period of 12 months after the date of termination. If Mr. Turner’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Termination in the Event of Change in Control

We have entered into severance agreements with each of Messrs. Prabhu, Rivera, Siegel, and Turner. Each severance agreement provides for a term of three years, with automatic one-year extensions until either party timely notifies the other that such party does not wish to extend the agreement. If a Change in Control (as described below) occurs, within the term of the agreements (including any extensions thereof), the agreement will continue for at least 24 months following the date of such Change in Control.

Each agreement provides that if, following a Change in Control, the executive’s employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement), the executive would receive, in addition to any accrued salary or normal post-termination compensation and benefits in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the date of termination, the following:

•	two times the sum of his base salary plus the average of the annual incentives earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs or, if higher, the annual incentive earned in the immediately prior fiscal year;

•	continued life, disability and accident benefits for two years, reduced to the extent benefits of the same type are received by or made available to the executive from another employer;

•	continued medical benefits for two years;

•	a lump sum amount, in cash, equal to the sum of (1) any unpaid incentive compensation which had been allocated or awarded to the executive for any measuring period preceding termination under any annual or long-term incentive plan and which, as of the date of termination, is contingent only upon the continued employment of the executive until a subsequent date, and (2) the aggregate value of all contingent incentive compensation awards allocated or awarded to the executive for all then uncompleted periods under any such plan that the executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, prorated based upon the number of days employed during such year;

•	immediate vesting of stock options, restricted stock and restricted stock units held by the executive under any stock option or incentive plan maintained by us;

•	outplacement services suitable to the executive’s position for a period of two years or, if earlier, until the first acceptance by the executive of an offer of employment, the cost of which will not exceed 20% of the executive’s base salary;

•	a lump sum payment of the executive’s deferred compensation paid in accordance with Section 409A of the Code distribution rules; and

•	payment by us of an amount equal to any unvested amounts in the executive’s 401(k) account that are forfeited by reason of the executive’s termination of employment.

In addition, to the extent that Messrs. Prabhu or Siegel become subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the executive would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax. No tax gross-up is provided to Messrs. Rivera or Turner if such payments become subject to the excise tax. If such payments are subject to the excise tax, the benefits under their respective agreement will be reduced until the point where the executive is better off paying the excise tax rather than reducing the benefits.

Under the severance agreements, a “Change in Control” is generally deemed to occur upon any of the following events:

•	any person becomes the beneficial owner of our securities (not including in the securities beneficially owned by such person any securities acquired directly from us or our affiliates) representing 25% or more of our combined voting power (subject to limited exceptions described in the agreements);

•	a majority of the incumbent directors cease to serve on our Board (subject to limited exceptions related to a hostile proxy contest);

•	consummation of a merger or consolidation of us or any of our direct or indirect subsidiaries with any other corporation, other than (1) a merger or

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consolidation in which our securities would represent at least 70% of the voting power of the surviving entity; or (2) a merger or consolidation effected to implement a recapitalization of the company in which no person becomes the beneficial owner of 25% or more of our voting power; or

•	approval of a plan of liquidation or dissolution by the stockholders or the consummation of a sale of all or substantially all of our assets, other than a sale to an entity in which our stockholders would hold at least 70% of the voting power in substantially the same proportions as their ownership of us immediately prior to such sale (however, a “Change in Control” does not include a transaction in which our stockholders continue to hold substantially the same proportionate ownership in the entity which would own all or substantially all of our assets following such transaction).

Mr. van Paasschen’s employment agreement provides that he would be entitled to the following benefits if his employment were terminated without cause or he resigned with Good Reason within 24 months after a Change in Control or at any time prior to, but in contemplation of, a Change in Control, subject to a release of claims for certain payments:

•	two times the sum of his base salary and target annual incentive;

•	pro rata target annual incentive for the year of termination;

•	up to 24 months of continued life, disability, non-health accident insurance benefits;

•	healthcare benefits under COBRA for the equivalent of up to 24 months (waiving the administrative charge typically assessed by us for such coverage);

•	immediate vesting of the unvested portions of all equity and other long-term incentive awards outstanding prior to January 1, 2013, with performance-based awards deemed earned at the maximum level of performance (all such awards granted after January 1, 2013 will be treated in accordance with the terms of such awards);

•	immediate vesting of all unvested Savings Plan contributions;

•	up to $50,000 or two years of outplacement services; and

•	accrued benefits.

If such severance payments are subject to the excise tax under the Code, then either the amounts will be reduced to avoid the excise tax or the full amounts will be paid or provided, depending on which approach puts Mr. van Paasschen in the best net after-tax position (with all taxes being his responsibility).

Under Mr. van Paasschen’s employment agreement, a “Change in Control” is generally deemed to occur upon any of the following events:

•	any person becomes the beneficial owner of 25% or more of our outstanding stock or voting power of our outstanding stock entitled to vote for directors (subject to certain exceptions);

•	the incumbent directors cease to serve as a majority of our Board (subject to limited exceptions as described in the employment agreement);

•	consummation by us of a reorganization, merger or consolidation or sale of all or substantially all of our assets, but excluding certain such transactions described in the employment agreement that do not represent an effective change in control of the Company; or

•	approval of a plan of complete liquidation or dissolution by the stockholders.

Estimated Payments Upon Termination

The tables below reflect the estimated amounts payable to the named executive officers in the event their employment with us had terminated as of December 31, 2013 under various circumstances, and includes amounts earned through that date. The actual amounts that would become payable in the event of an actual employment termination can only be determined at the time of such termination. The value of the vesting of restricted stock, performance shares and stock options in each of the tables is based on the closing price of a share on December 31, 2013, the last business day of the fiscal year, which was $79.45. The tables do not include amounts shown on the 2013 Nonqualified Deferred Compensation Plan Table or benefits available generally to salaried employees, such as distributions under our Savings Plan, disability insurance and life insurance benefits.

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Involuntary Termination without Cause or Voluntary Termination for Good Reason

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause or a voluntary termination for good reason outside of the change in control context had each termination occurred on December 31, 2013.

Name	Severance Pay ($)	Medical Benefits ($)	Vesting of Restricted Stock ($)(1)	Vesting of Performance Shares ($)(2)	Vesting of Stock Options ($)(3)	Total ($)
van Paasschen	10,000,000	32,010	—	2,491,370	—	12,523,380
Prabhu	766,785	11,768	4,109,790	—	693,824	5,582,167
Rivera	734,996	10,690	—	—	—	745,686
Siegel(4)	1,276,980	11,348	—	—	—	1,288,328
Turner	766,785	11,348	—	—	—	778,133
(1)	Includes values for holdings of unvested restricted stock and restricted stock units. Also includes vested but deferred restricted stock units in accordance with the Executive Plan.
(2)	Represents a prorated value of the performance shares based on actual performance as of December 31, 2013 (although the actual prorated payment would be based on performance for the full performance period).
(3)	Excludes vested stock options.
(4)	Mr. Siegel’s employment agreements provide for payments in the event of involuntary termination other than for cause but do not provide for payments in the event of voluntary termination for good reason.

Termination on Account of Death or Disability

The following table discloses the amounts that would have become payable on account of a termination due to death or disability on December 31, 2013.

Name	Severance Pay ($)	Medical Benefits ($)	Vesting of Restricted Stock ($)(1)	Vesting of Performance Shares ($)	Vesting of Stock Options ($)(2)	Total ($)
van Paasschen	2,500,000	32,010	15,179,002	—	2,447,423	20,158,435
Prabhu	766,785	11,768	7,980,435	—	1,387,607	10,146,595
Rivera	—	—	4,268,769	—	562,469	4,831,238
Siegel	638,490	11,348	2,450,794	—	494,542	3,595,174
Turner	766,785	11,348	5,632,926	—	2,815,218	9,226,277
(1)	Includes values for holdings of unvested restricted stock and restricted stock units. Also includes vested but deferred restricted stock units in accordance with the Executive Plan.
(2)	Excludes the value of vested stock options.

Change in Control

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause following a change in control or a voluntary termination with good reason following a change in control had each occurred on December 31, 2013.

Name	Severance Pay ($)	Medical Benefits ($)	Vesting of Restricted Stock ($)(1)	Vesting of Performance Shares ($)(2)	Vesting of Stock Options ($)(3)	Outplacement ($)(4)	Tax Gross-Up ($)(5)	Total ($)
van Paasschen(6)	10,000,000	36,858	15,179,002	8,915,198	2,447,423	50,000	—	36,628,481
Prabhu	3,863,194	35,728	7,980,435	3,095,542	1,387,607	153,357	—	16,515,863
Rivera	3,659,565	33,924	4,268,769	1,485,866	562,469	146,999	—	10,157,592
Siegel	3,235,016	33,963	2,450,794	2,104,915	494,542	127,698	—	8,446,928
Turner	3,779,664	34,585	5,632,926	3,466,972	2,815,218	153,357	—	15,882,722
(1)	Includes values for holdings of unvested restricted stock and restricted stock units. Also includes vested but deferred restricted stock units in accordance with the Executive Plan.
(2)	Represents the value of the performance shares based on actual performance as of December 31, 2013.
(3)	Excludes the value of vested stock options.
(4)	Represents the maximum amount payable for outplacement services.
(5)	As discussed in the section entitled Termination in the Event of Change in Control beginning on page 56 of this proxy statement, Messrs. Prabhu and Siegel would be entitled to a tax gross-up payment if either were subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, It is estimated that no tax gross-up payment would have been due to either Mr. Prabhu or Mr. Siegel had a change in control and their termination of employment occurred on December 31, 2013. The other named executive officers are not entitled to tax gross-up payments for this excise tax. If their total severance payments and benefits payable on account of a change in control triggered the 20% excise tax, their severance payments and benefits would be reduced to avoid such tax to the extent the named executive officer would be better off on an after-tax basis as a result of such reduction.
(6)	Excludes $1,297,605 of Mr. van Paasschen’s nonqualified deferred compensation that is payable upon death, disability or certain changes in control as discussed in the section entitled 2013 Nonqualified Deferred Compensation Table beginning on page 53 of this proxy statement.

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Director Compensation

We use a combination of cash and stock-based awards to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that members of the Board spend in fulfilling their duties to us, as well as the skill level required by us of our directors. The compensation structure in effect for 2013 is described below.

For 2013, under our director share ownership guidelines, each non-employee director (“Non-Employee Director”) was required to own shares (or deferred compensation stock equivalents) having a market price equal to four times the annual Non-Employee Director fees paid to such Non-Employee Director. If any Non-Employee Director fails to satisfy this requirement, sales of shares by such Non-Employee Director will be subject to a 35% retention requirement. Any new Non-Employee Director is given a period of three years to satisfy this requirement. All Non-Employee Directors that have been on the Board for more than three years met the share ownership guidelines in 2013. Mr. Lewis is anticipated to meet his guideline within the three-year period.

In 2013, Non-Employee Directors received compensation for their services as described below.

Annual Fees

In 2013, each Non-Employee Director received an annual fee in the amount of $80,000, payable in four equal installments of shares issued under our LTIP. The number of shares issued was based on the fair market value of a share using the closing price of a share as of the last business day of the quarter preceding the payment date.

A Non-Employee Director may elect to receive 100% of the annual fee in cash and to defer (at an annual interest rate of LIBOR plus 1.5% for deferred cash amounts) any or all of such annual fee payable in cash. A Non-Employee Director is also permitted to elect to defer to a deferred unit account any or all of the annual fee payable in shares. Deferred cash or stock amounts are payable in accordance with the Non-Employee Director’s advance election.

Non-Employee Directors serving as members of the Audit Committee received an additional annual fee payable in cash of $10,000 ($25,000 for the Chairman of the Audit Committee). The chairperson of each other committee of the Board received an additional annual fee payable in cash of $12,500.

The Chairman of the Board received an additional fee of $150,000, payable quarterly in restricted stock units which generally vest in full upon the earlier of (1) the third anniversary of the grant date and (2) the date such person ceases to be a director of the Company.

Attendance Fees

Non-Employee Directors do not receive fees for attendance at meetings.

Equity Grant

In 2013, each Non-Employee Director received an annual equity grant (made at the same time as the annual grant was made to Company employees) under our LTIP with a value of $125,000. The equity grant was delivered 100% in restricted stock units. The number of restricted stock units is determined by dividing the award value by the fair market value of our stock on the date of grant (fair market value is calculated as the closing price of a share as of the last business day prior to such date). The restricted stock units awarded pursuant to the annual grant generally vest in full upon the earlier of (1) the first anniversary of the grant date and (2) the date such person ceases to be a director of the Company.

Starwood Preferred Guest Program

Points and Rooms

In 2013, each Non-Employee Director received a grant of 750,000 SPG points to encourage them to visit and personally evaluate our properties.

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Other Compensation

We reimburse Non-Employee Directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, expenses related to attendance by spouses. In addition, the Compensation Committee approved a one-time payment of $25,000 to Mr. Daley for his service to the Board in 2013 beyond his typical duties and responsibilities as a Non-Employee Director.

We have summarized the compensation paid by us to our Non-Employee Directors in 2013 in the table below.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Adam M. Aron	9,377	205,337	—	19,015	233,729
Charlene Barshefsky	22,500	124,987	—	23,959	171,446
Thomas E. Clarke	91,458	124,987	—	18,906	235,351
Clayton C. Daley, Jr.	105,000	124,987	—	44,005	273,992
Bruce W. Duncan	80,000	275,497	—	20,835	376,332
Lizanne Galbreath	—	205,337	—	20,865	226,202
Eric Hippeau	5,833	205,337	—	23,463	234,633
Aylwin B. Lewis	9,611	205,337	—	18,750	233,698
Stephen R. Quazzo	18,333	205,337	—	18,750	242,420
Thomas O. Ryder	80,000	124,987	—	21,090	226,077
(1)	Mr. van Paasschen is not included in this table because he was an employee and thus received no compensation for his services as a director. Mr. van Paasschen’s 2013 compensation from the Company is disclosed in the 2013 Summary Compensation Table on page 50 of this proxy statement.
(2)	As of December 31, 2013, every director, with the exception of Messrs. Duncan and Lewis, held 4,235 restricted stock units that had not vested. As of December 31, 2013, Mr. Duncan held 12,198 restricted stock units that had not vested, and Mr. Lewis held 2,080 restricted stock units that had not vested.
(3)	Represents the grant date fair value for stock (deferred and otherwise) and restricted stock unit awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 21 of our financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2013. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Non-Employee Directors. The grant date fair value of each stock award is set forth below:

60	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Director	Grant Date	Number of Shares of Stock/Units	Grant Date Fair Value ($)
Adam M. Aron	2/28/2013	2,080	124,987
	3/31/2013	349	20,305
	6/30/2013	314	20,011
	9/30/2013	317	20,031
	12/31/2013	301	20,001
Charlene Barshefsky	2/28/2013	2,080	124,987
Thomas E. Clarke	2/28/2013	2,080	124,987
Clayton C. Daley, Jr.	2/28/2013	2,080	124,987
Bruce W. Duncan	2/28/2013	2,080	124,987
	3/31/2013	654	38,087
	6/30/2013	588	37,473
	9/30/2013	593	37,472
	12/31/2013	564	37,478
Lizanne Galbreath	2/28/2013	2,080	124,987
	3/31/2013	349	20,305
	6/30/2013	314	20,011
	9/30/2013	317	20,031
	12/31/2013	301	20,001
Eric Hippeau	2/28/2013	2,080	124,987
	3/31/2013	349	20,305
	6/30/2013	314	20,011
	9/30/2013	317	20,031
	12/31/2013	301	20,001
Aylwin B. Lewis	2/28/2013	2,080	124,987
	3/31/2013	349	20,305
	6/30/2013	314	20,011
	9/30/2013	317	20,031
	12/31/2013	301	20,001
Stephen R. Quazzo	2/28/2013	2,080	124,987
	3/31/2013	349	20,305
	6/30/2013	314	20,011
	9/30/2013	317	20,031
	12/31/2013	301	20,001
Thomas O. Ryder	2/28/2013	2,080	124,987
4)	As of December 31, 2013, each director had the following aggregate number of stock options outstanding: Mr. Aron, 31,416; Ambassador Barshefsky, 17,062; Dr. Clarke, 23,306; Mr. Daley, 19,019; Mr. Duncan, 31,787; Ms. Galbreath, 28,041; Mr. Hippeau, 28,041; Mr. Lewis, 0; Mr. Quazzo, 28,041; Mr. Ryder, 28,041.
(5)	We reimburse Non-Employee Directors for travel expenses and other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. In addition, in 2013 Non-Employee Directors received 750,000 SPG points valued at $0.025 per point. Non-Employee Directors receive interest on deferred dividends. Pursuant to SEC rules, perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for 2013 but must be identified by type for each director for whom such amounts were equal to or greater than $10,000 in the aggregate. SEC rules do not require specification of the value of any type of perquisite or personal benefit provided to the Non-Employee Directors because no such value exceeded $25,000. This column also includes the one-time payment to Mr. Daley as described above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	61

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee (or Audit Committee) of the Board of Directors (or Board) of Starwood Hotels & Resorts Worldwide, Inc. (or Company), which is comprised entirely of “independent” directors, as determined by the Board in accordance with the New York Stock Exchange (or NYSE) listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including, but not limited to, (i) monitoring the quality and integrity of the Company’s financial statements, (ii) monitoring compliance with legal and regulatory requirements, (iii) assessing the qualifications and independence of the independent registered public accounting firm, and (iv) establishing and monitoring the Company’s systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee operates under a written charter which meets the requirements of applicable federal securities laws and NYSE requirements.

In the first quarter of 2014, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2013 with management, the Company’s internal auditors and the independent registered public accounting firm, Ernst & Young LLP, including the matters required to be discussed with the independent accountant by Statement of Auditing Standards No. 61, as amended. The Audit Committee also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee required pursuant to Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee of the Board of Directors

Clayton C. Daley, Jr., Chairman

Charlene Barshefsky

Eric Hippeau

Aylwin B. Lewis

Stephen R. Quazzo

Audit Fees

The aggregate amounts billed to the Company for the fiscal years ended December 31, 2013 and 2012 by the Company’s principal accounting firm, Ernst & Young LLP, are as follows (in millions):

	2013	2012
Audit Fees(1)	$6.9	$6.3
Audit-Related Fees(2)	$0.7	$0.8
Tax Fees(3)	$0.3	$0.9
All Other Fees	$—	$—
TOTAL	$7.9	$8.0
(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements and assistance with financial reports required as part of regulatory and statutory filings and the audit of the Company’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting were maintained in all material respects.
(2)	Audit-related fees include fees for audits of employee benefit plans, audit and accounting consultation and other attest services.
(3)	Tax fees include domestic and foreign tax compliance and consultations regarding tax matters.

62	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

AUDIT COMMITTEE REPORT

The Company has adopted a policy which requires the Audit Committee of the Board of Directors to approve the hiring of any current or former employee (within the last five years) of the Company’s independent registered public accounting firm into any position (i) as a manager or higher, (ii) in its accounting or tax departments, (iii) where the hire would have direct involvement in providing information for use in its financial reporting systems, or, (iv) where the hire would be in a policy-setting position. When undertaking its review, the Audit Committee considers applicable laws, regulations and related commentary regarding the definition of “independence” for independent registered public accounting firms.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent registered public accounting firm. The independent registered public accounting firm submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. The Audit Committee may delegate authority to one of its members to pre-approve all audit/non-audit services by the independent registered public accounting firm, as long as these approvals are presented to the full Audit Committee at its next regularly scheduled meeting.

Management submits to the Audit Committee all non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the registered public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by the Company for those services.

All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for the fiscal years ended December 31, 2013 and 2012 were pre-approved by the Audit Committee or our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal year 2013 were all independent directors, and no member was an employee or former employee of the Company. None of the Compensation Committee members had any relationship requiring disclosure under the Related Person Transaction Policy described below. During fiscal year 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose officer served on our Compensation Committee.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	63

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a Corporate Opportunity and Related Person Transaction Policy (or Related Person Transaction Policy), the purpose of which is to address the reporting, review and approval or ratification of transactions with directors, director nominees, executive officers, stockholders known to own of record or beneficially more than five percent of our shares (or 5% Holders) and each of the foregoing’s respective family members and/or corporate affiliates (or collectively Covered Persons). As a general matter, we seek to avoid Related Person Transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the Company’s best interests. For purposes of the policy, a “Related Person Transaction” means any transaction involving the Company in which a Covered Person has a direct or indirect material interest. A transaction involving entities controlled by the Company shall be deemed a transaction in which the Company participates. However, we recognize that in some circumstances transactions between us and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company, or that is not inconsistent with the best interests of the Company, or is more efficient to pursue than an alternative transaction. The Board has charged the Governance Committee with establishing and periodically reviewing our Related Person Transaction Policy. A copy of the policy is posted on our website at www.starwoodhotels.com/corporate/about/investor/governance.html.

The Related Person Transaction Policy also governs certain corporate opportunities to ensure that Corporate Opportunities are not pursued by Covered Persons unless and until the Company has determined that it is not interested in pursuing said opportunity. For purposes of the policy, a “Corporate Opportunity” means any opportunity (i) that is within the Company’s existing line of business or is one in which the Company either has an existing interest or a reasonable expectancy of an interest; and (ii) the Company is reasonably capable of pursuing.

Under the Related Person Transaction Policy, except as otherwise provided, each director, executive officer, and 5% Holder is required to submit any such Related Person Transaction or Corporate Opportunity to the Governance Committee for review. In its review, the Governance Committee is to consider all relevant facts and circumstances to determine whether it should (i) reject the proposed transaction; (ii) conclude that the proposed transaction is appropriate and suggest that the Company pursue it on the terms presented or on different terms, and in the case of a Corporate Opportunity, suggest that the Company pursue the Corporate Opportunity on its own, with the party who brought the proposed transaction to the Company’s attention or with another third party; or, (iii) ask the Board of Directors to consider the proposed transaction so that the Board of Directors may then take either of the actions described in (i) or (ii) above, and, at the Governance Committee’s option, in connection with (iii), make a recommendation to the Board of Directors.

Any person bringing a proposed transaction to the Governance Committee is obligated to provide any and all information requested by the Governance Committee and, in the case of a director, such director must recuse himself or herself from any vote or other deliberation on the matter.

The policy may be changed at any time by the Board of Directors.

64	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

OTHER MATTERS

The Board of Directors is not aware of any matters not referred to in this proxy statement that may properly be presented for action at the Annual Meeting. The deadline for stockholders to submit matters for consideration at the Annual Meeting and have it included in these proxy materials was December 19, 2013, and the deadline for stockholders to submit matters for consideration at the Annual Meeting without having the proposal included in these proxy materials expired on March 16, 2014. However, if any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and over the Internet and may also be made by telephone or in person using the services of a number of regular employees of the Company at nominal cost. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares. The Company has engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $17,500 plus reasonable out-of-pocket expenses.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report or Notice to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report or Notice to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report or Notice to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report or Notice, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902 or by calling (203) 351-3500. You may also obtain a copy of the proxy statement and annual report from the investor relations page on the Company’s website (www.starwoodhotels.com/corporate/about/investor/index.html). Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or Notices and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the shares and wish to receive only one copy of the proxy statement and annual report or Notice in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	65

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting and have it included in the Company’s proxy materials, the Company must receive your proposal by November 18, 2014 and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at next year’s annual meeting without having the proposal included in the Company’s proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in the Company’s Bylaws, including that the Company must receive your proposal on or after February 15, 2015 and on or prior to January 21, 2015, with certain exceptions if the date of next year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2014 Annual Meeting.

If the Company does not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of the Company’s Bylaws, then it may not properly be brought before the 2015 Annual Meeting of Stockholders.

The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

You should address your proposals or nominations to the Corporate Secretary, Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902.

By Order of the Board of Directors,

Kenneth S. Siegel

Corporate Secretary

66	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement

GENERAL DIRECTIONS TO W WASHINGTON, D.C.

From the South (via I-95)

•	Take Interstate 95 N via Exit 43A on the left toward Washington, D.C.

•	Keep right via Exit 170A-B toward Interstate 395 N/Washington/I-495 N/Tysons Corner

•	Merge onto I-395 N via Exit170A on the left toward Washington, D.C.

•	Keep left and take US-1 N via Exit 1 toward National Mall

•	Continue straight and proceed onto 14th Street NW

•	Turn left onto Pennsylvania Avenue NW

•	Turn right onto 15th Street NW

•	The hotel will be on the right

From the North (via I-95)

•	Take Interstate 95 S to Exit 4 toward BW Parkway S/DC Highway S

•	Take the Exit toward I-695 S

•	Merge onto I-395 S

•	Take the Exit toward Maine Avenue SW

•	Make slight right onto 15th Street NW

•	The hotel will be on the right

From Dulles International Airport (IAD)

•	Proceed East on Saarinen Circle

•	Continue onto Dulles Access Road

•	Merge onto VA-267 E

•	Merge onto I-66 E

•	Continue onto US-50 E/Constitution Avenue NW

•	Turn left onto 15th Street NW

•	The hotel will be on the right

From Reagan National Airport (DCA)

•	Proceed Northwest and take the ramp onto George Washington Memorial Parkway

•	Continue to Interstate-395 N toward Washington, D.C.

•	Take the left Exit onto 14th Street NW/US-1

•	Turn left onto Pennsylvania Avenue NW

•	Turn right at 15th Street NW

•	The hotel will be on the right

From Union Station

•	Proceed toward Columbus Circle

•	Make slight right onto E Street NW

•	Continue onto Pennsylvania Avenue NW

•	Turn right onto 15th Street NW

•	The hotel will be on the right

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. - 2014 Proxy Statement	67

VOTE BY PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you access the website and follow STARWOOD HOTELS & RESORTS WORLDWIDE, INC. the instructions to obtain your records and to create an electronic voting instruction form. ONE STARPOINT VOTE BY PROXY BY PHONE - 1-800-690-6903 STAMFORD, CT 06902 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you call and then follow the instructions. VOTE BY PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 1, 2014, via the ProxyVote Conrmation link at www.proxyvote.com by using the information printed in the box marked by the arrow XXXX XXXX XXXX Vote conrmation is available 24 hours after your vote is received beginning April 16, 2014, with the nal vote tabulation remaining available through July 1, 2014. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Starwood Hotels & Resorts Worldwide, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M67362-P48164 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY STARWOOD HOTELS & RESORTS WORLDWIDE, INC. Vote on Directors The Board of Directors recommends you vote FOR each of the following nominees: 1. Election of Directors For Against Abstain Nominees: 1a. Frits van Paasschen ! !! Vote on Proposals 1b. Bruce W. Duncan ! !! following The Board proposals: of Directors recommends you vote FOR the For Against Abstain 1c. Adam M. Aron ! !! 2. To approve, on a non-binding advisory basis, the ! !! compensation of our named executive ofcers. 1d. Charlene Barshefsky ! !! 3. To ratify the appointment of Ernst & Young LLP as 1e. Thomas E. Clarke ! !! our independent registered public accounting rm for ! !! scal year 2014. 1f. Clayton C. Daley, Jr. ! !! 1g. Lizanne Galbreath ! !! In their discretion, the proxy holders will vote on such other business as may properly come before the meeting 1h. Eric Hippeau ! !! or any postponement or adjournment thereof. 1i. Aylwin B. Lewis ! !! 1j. Stephen R. Quazzo ! !! 1k. Thomas O. Ryder ! !! Yes No Please indicate if you plan to attend this meeting. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofcer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

General Directions To W Washington, D.C. 515 15th Street NW Washington, D.C. 20004 (202) 661-2400 From the South (via I-95) From the North (via I-95) Take Interstate 95 N via Exit 43A on the left toward Washington, D.C. Take Interstate 95 S to Exit 4 toward BW Parkway S/DC Highway S Keep right via Exit 170A-B toward Interstate 395 N/Washington/ Take the Exit toward I-695 S I-495 N/Tysons Corner Merge onto I-395 S Merge onto I-395 N via Exit 170A on the left toward Washington, D.C. Take the Exit toward Maine Avenue SW Keep left and take US-1 N via Exit 1 toward National Mall Make slight right onto 15th Street NW Continue straight and proceed onto 14th Street NW The hotel will be on the right Turn left onto Pennsylvania Avenue NW Turn right onto 15th Street NW From Reagan National Airport (DCA) The hotel will be on the right Proceed Northwest and take the ramp onto George Washington Memorial Parkway From Dulles International Airport (IAD) Continue to Interstate 395 N toward Washington, D.C. Take the left Exit onto 14th Street NW/US-1 Proceed East on Saarinen Circle Turn left onto Pennsylvania Avenue NW Continue onto Dulles Access Road Turn right at 15th Street NW Merge onto VA-267 E The hotel will be on the right Merge onto I-66 E Continue onto US-50 E/Constitution Avenue NW th From Union Station Turn left onto 15 Street NW The hotel will be on the right Proceed toward Columbus Circle Make slight right onto E Street NW Continue onto Pennsylvania Avenue NW Turn right onto 15th Street NW The hotel will be on the right Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and the Annual Report are available at www.proxyvote.com. M67363-P48164 STARWOOD HOTELS & RESORTS WORLDWIDE, INC. Proxy solicited by the Board of Directors for 2014 Annual Meeting of Stockholders and any postponement or adjournment thereof I, a stockholder of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), hereby appoint Frits van Paasschen, Bruce W. Duncan and Kenneth S. Siegel, or each of them, proxies and attorneys-in-fact, with full power of substitution, to attend and represent me at the Annual Meeting of Stockholders of the Company, to be held at W Washington, D.C., 515 15th Street NW, Washington, D.C. 20004, on May 1, 2014, at 10:00 a.m. local time, and at any adjournment or postponement thereof, and to cast on my behalf all votes that I am entitled to cast at such meeting as I direct on the reverse side of this card. I hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting. This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR” Proposals 1, 2 and 3 and in the discretion of the proxy holders on any other matter that may properly come before the meeting. Continued and to be signed on reverse side